UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NISOURCE INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NiSource Inc.

801 E. 86th Avenue • Merrillville, Indiana 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING

April 5, 2017

To the Holders of Common Stock of NiSource Inc.:

The 2017 annual meeting of the stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, Illinois 60018 on Tuesday, May 9, 2017, at 10:00 a.m., local time, for the following purposes:

(1)	To elect ten directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year 2017;

(3)	To approve named executive officer compensation on an advisory basis;

(4)	To approve the frequency of future advisory votes on named executive officer compensation on an advisory basis; and

(5)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

All stockholders of record as of the close of business on March 14, 2017, are eligible to vote at the Annual Meeting and any adjournment or postponement thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may be able to vote your shares in person, even if you have previously submitted a proxy. See the section “Voting in Person” for specific instructions on voting your shares.

If you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Samuel K. Lee

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 9, 2017

The Proxy Statement, Notice of Annual Meeting and 2016 Annual Report to Stockholders

are available at https://www.nisource.com/filings

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2017 annual meeting of the stockholders (the “Annual Meeting”) to be held at the Hyatt Rosemont, 6350 North River Road, Rosemont, Illinois 60018 on Tuesday, May 9, 2017, at 10:00 a.m., local time. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board “FOR” all of the nominees for director; “FOR” the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor for 2017; “FOR” advisory approval of the compensation of the Company’s named executive officers (the “Named Executive Officers”); and “ONE YEAR” with respect to the frequency of future advisory votes on Named Executive Officer compensation.

This proxy statement (the “Proxy Statement”) and the accompanying proxy card are first being sent to stockholders on April 5, 2017. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, e-mail and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $9,500, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held on March 14, 2017, the record date for voting.

We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to NiSource Inc.

Who May Vote

Holders of shares of common stock as of the close of business on March 14, 2017, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 14, 2017, 323,703,918 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet website listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 8, 2017.

If your shares are held in a brokerage account or by a bank, broker, trust or other nominee (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.

Discretionary Voting by Brokers and “Broker Non-Votes”

If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent auditor is the only proposal considered a routine matter and, accordingly, at the Annual Meeting, Brokers will only have discretionary authority to vote your shares with regard to Proposal No. 2, the ratification of the appointment of Deloitte as our independent auditor for 2017. A “broker non-vote” occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted. Brokers will not have discretionary authority to vote your shares with respect to the election of directors, the advisory approval of Named Executive Officer compensation or approval of the frequency of future advisory votes on Named Executive Officer compensation. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares. If Brokers exercise this discretionary voting authority on Proposal No. 2, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine.”

Voting Shares Held in the Company’s 401(k) Plan (“401(k) Plan”)

If you hold your shares of common stock in the 401(k) Plan, those shares are held in the name of Fidelity Management Trust Company (“Fidelity”), the administrator of the 401(k) Plan. You will receive a proxy card that includes the number of shares of our common stock held in the 401(k) Plan. You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow enough time for Fidelity to vote your shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 4, 2017.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be available at the Annual Meeting. However, if your shares are held in street name by a Broker, then, in order to be able to vote at the Annual Meeting, you must obtain an executed proxy from the Broker indicating that you were the beneficial owner of the shares on March 14, 2017, the record date for voting, and that the Broker is giving you its proxy to vote the shares.

If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the Annual Meeting.

Votes cast in person or represented by proxy at the Annual Meeting will be tabulated by the inspectors of election.

If you plan to attend the Annual Meeting, please so indicate when you return your proxy card, so that we may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the Annual Meeting must present valid, government-issued photo identification along with an admission ticket or evidence of beneficial ownership.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to the Company’s Corporate Secretary (which must be received before a vote is taken) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the Annual Meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “Discretionary Voting by Brokers and ‘Broker Non-Votes’,” if Brokers exercise their discretionary voting authority on Proposal No. 2, such shares will be considered present at the meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 9, 2017, and expiring at the 2018 annual meeting of the Company’s stockholders (the “2018 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include nine independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

All of the nominees currently serve on the Board.

The following chart gives information about all nominees (each of whom has consented to being named in the Proxy Statement and to serving, if elected).

Vote Required

In order to be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy will not be counted as a vote cast either “for” or “against” with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Richard A. Abdoo, 73	2008

Since May 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, Milwaukee, Wisconsin, an environmental and energy consulting firm. Prior thereto, Mr. Abdoo was Chairman and CEO of Wisconsin Energy Corporation, a large electric and gas utility holding company, from 1991 until his retirement in April 2004. He also served as President of Wisconsin Energy Corporation from 1991 to April 2003. Mr. Abdoo currently serves as director of EnSync, Inc., formerly known as ZBB Energy Corporation, an energy system technology solutions company, and is a member of its audit, compensation and nominating committees, and formerly served as a director of A. K. Steel Corporation.

By virtue of his former positions as Chairman and CEO of a large electric and gas utility holding company, as well as his current position as a director of an energy-related company and former position as a director of a steel maker that is a major user of energy, Mr. Abdoo has extraordinary expertise and experience with the issues facing the energy industry in general and public utilities in particular. As a former CEO, Mr. Abdoo has a deep understanding about the issues facing executive management of a major corporation. Mr. Abdoo’s credentials as a registered professional engineer in several states allow him to offer a unique technical perspective on issues under consideration by the Board. As a long-time champion of humanitarian and social causes, including on behalf of the Lebanese-American community, Mr. Abdoo brings expertise and understanding with respect to social issues confronting the Company. His commitment to and work on behalf of social causes earned him the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Peter A. Altabef, 57	2017

Mr. Altabef currently serves as president and CEO of Unisys Corporation, a global information technology company, and is a member of its board of directors, a position he has held since January 2015. Prior to his current role, he served as president and CEO of MICROS Systems, Inc., a provider of integrated software and hardware solutions to the hospitality and retail industries, from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 to 2009, when it was acquired by Dell, Inc. Following that transaction, Mr. Altabef served as president of Dell Services, the information technology services and business process solutions unit of Dell, Inc. until his departure in 2011. He is also a member of the President’s National Security Telecommunications Advisory Committee, a board member of EastWest Institute, and a member of the advisory boards of Merit Energy Company, LLC and Petrus Trust Company, LTA. He has previously served as a senior advisor to 2M Companies, Inc., in 2012, and as a director of MICROS Systems, Perot Systems Corporation and Belo Corporation.

Mr. Altabef has experience leading large organizations as CEO and a strong background in strategic planning, financial reporting, risk management, business operations and corporate governance. He also has more than 20 years of senior leadership experience at some of the world’s leading information technology companies. As a result, he has a deep understanding of the cybersecurity issues facing businesses today. His overall leadership experience and his cybersecurity background provides the Board with valuable perspective and insight into significant issues faced by the Company.

Aristides S. Candris, 65	2012

Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, a nuclear engineering company, which is a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement on March 31, 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including as Senior Vice President, Nuclear Fuel, from September 2006 to July 2008, and continued to serve on the board of Westinghouse until October 2012. He is a member of the advisory boards of the Carnegie Institute of Technology and the Wilton E. Scott Institute for Energy Innovation at Carnegie Mellon University. Dr. Candris also serves on the boards of trustees of Transylvania University and the Hellenic-American University and the board of directors of The Hellenic Initiative.

Dr. Candris is a nuclear scientist and engineer, and he has significant experience leading a global nuclear power company. His knowledge of the electric industry gives him significant insight to the issues impacting the electric utility industry. His experience managing highly technical engineering operations is valuable as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation. His technical and management skills are helpful as we build and modernize both our transmission and distribution systems. Dr. Candris has great insight from his experience developing customer focused programs and attaining excellence in business processes and behaviors, which will assist us to better meet the increasing expectations of customers and regulators.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Wayne S. DeVeydt, 47	2016

Mr. DeVeydt currently serves as a Senior Advisor to the Global Healthcare division of Bain Capital located in Boston, Massachusetts. Previously, he served as Executive Vice President and Chief Financial Officer (“CFO”) at Anthem, Inc., a health insurance company and an independent licensee of the Blue Cross and Blue Shield Association from May 2007 until his retirement in June 2016. He also served as Senior Vice President and Chief Accounting Officer at Anthem, Inc. beginning in 2005 and Chief of Staff from 2006 to 2007. Prior to joining Anthem, Inc., Mr. DeVeydt served in many roles at PricewaterhouseCoopers LLP from 1996 to 2005, including as lead engagement partner for a number of large companies in the national managed care and insurance industries. In 2016, Mr. DeVeydt became a director of Myovant Sciences, a biopharmaceutical company with executive offices in London, England, and serves on its audit and compensation committees. He is also a member of the Boys & Girls Clubs of America Board of Governors.

Mr. DeVeydt’s former positions as CFO at a public company in a regulated industry and as an engagement partner at a public accounting firm each provide him with strong financial acumen along with a deep understanding of regulated industry operations and extensive leadership skills, particularly in the areas of accounting and finance. His significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a company and public accounting perspective make him an asset to our Board. In addition, Mr. DeVeydt is an active leader in his community through his charitable activities.

Joseph Hamrock, 53	2015

Mr. Hamrock has been our President and CEO since July 1, 2015. From May 2012 to June 2015, he was our Executive Vice President and Group CEO for NiSource’s Gas Distribution Operations segment, which is comprised of local gas distribution companies in Kentucky, Maryland, Massachusetts, Ohio, Pennsylvania and Virginia. Prior thereto, he served in a variety of senior executive positions with American Electric Power (“AEP”), Columbus, Ohio, an electrical service public utility holding company, including as President and Chief Operating Officer (“COO”) of AEP Ohio from January 2008 to May 2012. He also served in leadership roles in engineering, transmission and distribution operations, customer service, marketing and information technology. Mr. Hamrock received a bachelor’s degree in electrical engineering from Youngstown State University and a master’s degree in business administration from the Massachusetts Institute of Technology, where he was a Sloan Fellow. He is currently a board member of the American Gas Association and OhioHealth, a not-for-profit healthcare system in central Ohio.

The Board believes it is important that the Company’s CEO serve on the Board. Mr. Hamrock has extensive knowledge of our industry from his 26 years of experience in a variety of positions at AEP, which has been enhanced by his senior leadership experience with the Company. He began his career in the energy industry as an electrical engineer in transmission and distribution planning and progressed to work in commercial and industrial customer services, earning a leadership role in commercial marketing, customer services and strategic development, among other executive roles. Consequently, he has a firm understanding of the needs of our customers and is uniquely qualified to lead a focused utility company to meet our customer commitments. Additionally, he has a solid understanding of our organization through his leadership of our gas distribution segment where he led financial, operational, regulatory and commercial performance for the Company’s gas distribution operations. This significant industry experience provides Mr. Hamrock with a unique perspective into the Company’s operations, our markets, our people and the strategic vision needed to meet our long-term business performance goals. In addition, he has been, and continues to be, an active supporter of educational, charitable and utility industry organizations.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Deborah A. Henretta, 55	2015

Ms. Henretta currently serves as Senior Advisor to SSA & Company, an executive decision strategy consulting firm, following her retirement from Procter & Gamble Co. (“P&G”) in 2015, where she served as Group President of Global e-Commerce. Prior to her appointment as Group President of Global e-Commerce in January 2015, she held various senior positions throughout several P&G sectors, including as Group President of Global Beauty from 2012 to 2015 and as Group President of P&G’s business in Asia from 2007 to 2012. Prior to her appointment as Group President of P&G’s business in Asia, she was President Asia from 2005 to 2007 and President of Global Baby, Toddler and Adult Care from 2004 to 2005. She joined P&G in 1985. She has been a director at Corning, Inc. since 2013 and currently serves on its audit and corporate relations committees. In 2016, Ms. Henretta became a director of Meritage Homes Corporation and is a member of its nominating and corporate governance committees. Also in 2016, she became a director of Staples, Inc., and is a member of its compensation committee. Additionally, she serves on the board of trustees for Xavier University and St. Bonaventure University.

Ms. Henretta has over 30 years of business leadership experience with P&G in a multi-jurisdictional regulatory and competitive business environment. She has experience across many markets, including responsibility for strategic planning, sales, marketing, government relations and customer service. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment, as well as maximizing the benefits that inclusion and diversity can provide. Because of this experience, Ms. Henretta brings valuable insights to our Board and strategic leadership to the Company as it operates in multiple regulatory environments and develops products and customer service programs to meet our customer commitments.

Michael E. Jesanis, 60	2008

Since July 2013, Mr. Jesanis has been a co-founder and Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New Hampshire. Since November 2007, Mr. Jesanis has also been a principal with Serrafix, Boston, Massachusetts, a firm that provides energy efficiency consulting and implementation services, principally to municipalities. Mr. Jesanis has served as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that position, Mr. Jesanis was COO and CFO of National Grid USA from January 2001 to July 2004 and CFO of its predecessor utility holding company from 1998 to 2000.

By virtue of his former positions as President and CEO, COO and, prior thereto, CFO, of a major electric and gas utility holding company as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Kevin T. Kabat, 60	2015

From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp, a bank holding company. He continued to serve as Vice Chairman of the board of directors of Fifth Third Bancorp until his retirement in April 2016. Before becoming CEO, he served as Fifth Third Bancorp’s President from June 2006 to September 2012 and as Executive Vice President from December 2003 to June 2006. Additionally, he was previously President and CEO of Fifth Third Bank (Michigan). Prior to that position, he was Vice Chairman and President of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001. He has been a director of Unum Group since 2008 and is currently its lead independent director, chair of its human capital committee and a member of its governance committee. In 2016, Mr. Kabat became the lead independent director of E*Trade Financial Corporation and is a member of its bank board and its compensation and governance committees.

Mr. Kabat has significant leadership experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. His extensive experience in strategic planning, risk management, financial reporting, internal controls and capital markets makes him an asset to our Board, as he is able to provide unique strategic insight, financial expertise and risk management skills. In addition, he has broad corporate governance skills and perspective gained from his service as a director of other publicly traded companies.

Richard L. Thompson, 77	2004

Mr. Thompson has been our independent Chairman of the Board since May 2013. Prior to his retirement in 2004, Mr. Thompson was Group President of Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. In May 2015, Mr. Thompson retired as lead director of Lennox International, Inc., (“Lennox”), a position he held since May 2012 following his service as Chairman of the Board from June 2006 to May 2012, and as Vice Chairman from February 2005 to June 2006. He began his service on the board of Lennox in 1993. Additionally, he was on the board of Gardner Denver Inc. from November 1998 to July 2013.

In his prior role as Group President of a large, publicly traded manufacturing company, Mr. Thompson had responsibility for its gas turbine and reciprocating engine business, as well as research and development activities. By virtue of this and prior positions, Mr. Thompson possesses significant experience in energy issues generally, and gas turbine electric power generation and natural gas pipeline compression in particular. He is a graduate electrical engineer with experience in electrical transmission system design and generation system planning. This experience provides Mr. Thompson with a valuable understanding of the technical issues faced by the Company.

Carolyn Y. Woo, 62	1998

Dr. Woo was President and CEO of Catholic Relief Services, an international humanitarian agency of the Catholic community in the United States from January 2012 until her retirement in December 2016. Prior thereto, Dr. Woo was the Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies at the Mendoza College of Business, University of Notre Dame in Notre Dame, Indiana. She has been a director at AON plc since 1998, and currently serves on its audit and organization and compensation committees.

Dr. Woo’s experience as President and CEO of an international organization provides her with knowledge and experience in managing a large organization. Her experience as the dean of a major business school and her experience as a professor of entrepreneurship provides her with a deep understanding of business principles and extensive expertise with management and strategic

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of a number of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer and a financial institution, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility and sustainability, which adds an important perspective to the Company. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization. This commitment to social and educational organizations provides Dr. Woo with an important perspective on the various community and social issues confronting the Company in the communities that the Company serves.

CORPORATE GOVERNANCE

Director Independence

Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02 of the NYSE Listed Company Manual. The Board also has adopted an additional independence standard providing that a director who is an executive officer or director of a company that receives payments from the Company in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. A copy of our Corporate Governance Guidelines is posted on our website at https://www.nisource.com/investors/governance.

The Board has affirmatively determined that, with the exception of Mr. Hamrock, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02 of the NYSE Listed Company Manual and meet the additional standard for independence set by the Board.

Policies and Procedures with Respect to Transactions with Related Persons

We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.

Under its Charter, the Nominating and Governance Committee reviews reports and disclosures of insider and related person transactions. Under the Company’s Code of Business Conduct, the following situations may present a conflict of interest and must be reviewed by the Nominating and Governance Committee to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a conflict of interest:

•

owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•

selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor of the Company; and

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.

Related person transactions are annually reviewed and, if appropriate, ratified by the Nominating and Governance Committee. Directors, individuals subject to Section 16 (“Section 16 Officer(s)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relate to them with the Nominating and Governance Committee so that they may be reviewed in a prompt manner.

The son of Jim L. Stanley, our Executive Vice President and COO, is employed by the Company in a non-executive officer position and received total compensation of less than $150,000 in 2016. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities who hold similar positions. In addition, Jim L. Stanley does not have direct responsibility for directing or reviewing his son’s work and does not have influence over his employment at the Company. The Nominating and Governance Committee reviewed and approved this employment relationship.

There were no other transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2016, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees. The non-management members met separately from management three times in 2016. The independent Chairman of the Board presided at all these executive sessions. All of the non-management members are “independent directors” as defined under the applicable NYSE and SEC rules.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chairman of the Board, by writing to the following address:

NiSource Inc.

Attention: Board of Directors, or any Board member, or non-management directors, or Chairman of the Board

c/o Corporate Secretary

801 East 86th Avenue

Merrillville, Indiana 46410

•

The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.

Attention: Director, Corporate Ethics

801 East 86th Avenue

Merrillville, Indiana 46410

Code of Business Conduct

The Company has adopted a Code of Business Conduct to promote (i) ethical behavior, including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable financial disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to our code, and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller), as well as to employees of the Company and its affiliates. A copy of our Code of Business Conduct is available on our website at https://www.nisource.com/investors/governance and also is available to any stockholder upon written request to our Corporate Secretary at the address noted above under the heading “Communications with the Board and Non-Management Directors.”

Any waiver of our Code of Business Conduct for any director, Section 16 Officer or senior executive officer may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.

Corporate Governance Guidelines

The Nominating and Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and will submit any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to the Company’s Corporate Secretary.

Board Leadership Structure and Risk Oversight

Our Corporate Governance Guidelines state that the Company should remain free to configure leadership of the Board in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and CEO. If the Chairman is not an independent director, an independent lead director will be chosen annually by the Board, taking into account the recommendation of the Nominating and Governance Committee. The Chairman or, if the Chairman is not an independent director, the lead director will serve as chair of the Nominating and Governance Committee and as the presiding director of executive sessions of the Board for purposes of the NYSE rules.

Since late 2006, the offices of Chairman and CEO of the Company have been held by different individuals, with the Chairman being an independent director. At this time, the Board believes that the independent Chairman arrangement serves the Company well.

The Board takes an active role in monitoring and assessing the Company’s strategic, compliance, operational and financial risks. The Board administers its oversight function through utilization of its various committees. The Company’s Risk Management Committee, which consists of members of our senior management, is responsible for oversight of the Company’s risk management process. Senior management regularly provides reports on our risks to the Board, the Audit Committee and the Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements and is responsible for review and evaluation of the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reviews and assesses the adequacy of the Company’s Risk Management Committee Charter annually, amending it as appropriate. In addition, the Compensation Committee, the Environmental, Safety and Sustainability (“ESS”) Committee, the Finance Committee and the Nominating and Governance Committee are each charged with overseeing the risks associated with their respective areas of responsibility.

Meetings and Committees of the Board

The Board met nine times during 2016. Each incumbent director attended at least 93% of the total number of meetings of the Board and of the committees of the Board on which he or she served, and in each case, during the periods that he or she served. Pursuant to our Corporate Governance Guidelines, all directors are expected to attend the annual meeting of stockholders. All then-serving directors attended the 2016 annual meeting of stockholders.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the ESS Committee, the Finance Committee and the Nominating and Governance Committee. Beginning in 2015, the Board also established a Search Committee, an ad hoc committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. The Board evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the annual meeting of stockholders. The following table shows the composition of each Board committee as of the date of this Proxy Statement. Mr. Hamrock does not serve on any committee, but is invited to attend various committee meetings. Mr. Thompson, who is Chairman of the Board, also serves as the Chair of the Nominating and Governance Committee and is invited to attend all meetings of each of the committees.

Board Committee Composition

Director	Audit	Compensation	ESS	Finance	Nominating and Governance
Richard A. Abdoo	X	X*			X
Peter A. Altabef(1)
Aristides S. Candris		X		X*	X
Wayne S. DeVeydt	X			X
Deborah A. Henretta .		X	X	X
Michael E. Jesanis(2)	X*		X		X
Kevin T. Kabat .	X	X		X
Richard L. Thompson(3)					X*
Carolyn Y. Woo	X		X*		X

*	Committee Chair.

(1)	Mr. Altabef was appointed to the Board on January 27, 2017. If elected by the stockholders, he will be assigned to one or more committees following the Annual Meeting.

(2)	Audit Committee Financial Expert, as defined by the SEC rules.

(3)	Independent Chairman of the Board.

The summaries below are qualified by reference to the entire charter for each of the Audit, Compensation, ESS,     Finance     and     Nominating and Governance Committees; each of which can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to the Company’s Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules and regulations of the NYSE, the federal securities laws and such other requirements applicable to the Company, delegated to any committee by the Board, or in the case of the Compensation Committee, under any provision of any Company benefit or compensation plan.

Audit Committee

The Audit Committee met eight times in 2016. Our Audit Committee is responsible for the oversight of our internal audit function and financial reporting process. The Audit Committee has the sole authority to appoint, retain or replace the independent auditor and is responsible for, among other things:

•	reviewing the independent auditor’s qualifications and independence and compensating the independent auditor;

•	overseeing the performance of the Company’s internal audit function and the independent auditor;

•	reviewing and discussing with management and the independent auditor our annual and quarterly financial statements before earnings announcements;

•	reviewing and discussing with management our annual and quarterly earnings press releases;

•

reviewing and discussing with management and the independent auditor major issues regarding accounting principles and financial statement presentations, adequacy of internal controls, and any critical judgments or accounting estimates made in connection with the preparation of financial statements;

•

reviewing and evaluating the Company’s major risk exposures, including cybersecurity and supplier risks and the steps management has taken to monitor and control such exposures including discussion of the Company’s risk assessment and risk management policies; and

•	overseeing the Company’s compliance with legal and regulatory requirements.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and meet the Company’s additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent auditor, both for 2016 and 2017, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee, see “Audit Committee Report” and “Proposal 2 — Ratification of Independent Auditor” below.

Compensation Committee

The Compensation Committee met seven times in 2016. The Compensation Committee apprises the Board with respect to the evaluation, compensation and benefits of our executives. Its responsibilities include, among others:

•	evaluating the performance of the CEO and other executive officers in light of the Company’s goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to CEO and executive officer compensation;

•	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;

•	reviewing and approving periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	reviewing Company officer candidates for election by the Board;

•	reviewing and evaluating the executive officers’ development and succession plan (other than the CEO’s succession plan, which is reviewed by the Nominating and Governance Committee);

•	evaluating the risks associated with our compensation policies and practices and the steps management has taken to monitor and control such risks; and

•	overseeing equal employment opportunity and diversity initiatives.

In making recommendations regarding the compensation of the CEO and approving the compensation of the other executive officers, the Compensation Committee takes into consideration its evaluation of the individual performance of each person. The Compensation Committee also considers recommendations from Exequity LLP, an executive compensation consulting firm that the Compensation Committee engaged to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. Exequity LLP provides no other services to the Company. The Compensation Committee has determined that Exequity LLP is independent under the NYSE rules.

When considering changes in compensation for senior executives that report to our CEO, including the Named Executive Officers, the Compensation Committee also considers input from the CEO, Executive Vice President, Regulatory Policy and Corporate Affairs and Vice President, Human Resources.

The Compensation Committee has authority to delegate its responsibilities to subcommittees as deemed appropriate, provided the subcommittees are composed entirely of independent directors who also meet the other requirements for membership of the Compensation Committee.

All of the directors serving on the Compensation Committee are (i) independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees, (ii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act, and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code (hereafter “Section 162(m) of the Code” or “Code Section 162(m)”).

Compensation Committee Interlocks and Insider Participation

As of the fiscal year ended December 31, 2016, Messrs. Abdoo and Kabat, Dr. Candris and Ms. Henretta served on the Compensation Committee. During the fiscal year ended December 31, 2016, there were no compensation committee interlocks or insider participation.

Environmental, Safety and Sustainability Committee

The ESS Committee met five times during 2016. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. Its responsibilities include, among others:

•	evaluating the Company’s environmental and sustainability policies, practices and performance;

•	evaluating the Company’s safety policies, practices and performance relating to our employees, contractors and the general public;

•	reviewing and assessing stockholder proposals related to the environment, safety and sustainability;

•	reviewing and evaluating the Company’s programs, policies, practices and performance with respect to health and safety compliance auditing; and

•	assessing major legislation, regulation and other external influences that pertain to the ESS Committee’s responsibilities and assessing the impact on the Company.

Finance Committee

The Finance Committee met seven times during 2016. Its responsibilities include the following, among others:

•	reviewing and evaluating the financial plans of the Company, capital structure, equity and debt levels, dividend policy and financial policies;

•	reviewing the Company’s corporate insurance programs;

•	reviewing the Company’s investment strategy and investments;

•	reviewing and evaluating the Company’s financial, tax, third party credit and commodity risks and the steps management has taken to monitor and control such risks;

•	reviewing the Company’s annual earnings guidance and capital budgets and recommending approval to the Board; and

•	reviewing the Company’s hedging policies and exempt swap transactions.

Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2016. Its responsibilities include, among others:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the next annual meeting of the stockholders;

•	developing and recommending to the Board the Corporate Governance Guidelines;

•	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;

•	reviewing and evaluating risks to the Company’s reputation and the steps management has taken to monitor and control such risks;

•	reviewing and evaluating the CEO succession plan and working with the Board to evaluate potential successors to the CEO;

•	reviewing and overseeing, at least annually, corporate and business unit political spending;

•	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and

•	overseeing the evaluation of the performance of the Board and its committees.

The Nominating and Governance Committee, with the assistance of Exequity LLP, reviews the amount and composition of non-employee director compensation and makes recommendations to the Board when it concludes changes are needed.

The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board. At times the Board may establish an ad hoc search committee to assist the Nominating and Governance Committee in this process. Additionally, the Nominating and Governance Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. In 2015, the Board established a search committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. In 2016, the Nominating and Governance Committee also engaged the firm of Heidrick & Struggles International, Inc., which firm recommended Mr. Altabef for director. In considering candidates for director, the Nominating and Governance Committee considers the skills, expertise, experience and qualifications that will best complement the overall mix of skills and expertise of the Board in view of the strategy of, and the risks and opportunities faced by the Company, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the Nominating and Governance Committee takes into account the racial, ethnic and gender diversity of the Board.

The Nominating and Governance Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board. The Nominating and Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Nominating and Governance Committee also assesses the diversity of the Board as a part of its annual self-assessment process. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders as it uses to evaluate the candidates identified by the Board.

The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

For information on how to nominate a person for election as a director at the 2018 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2018 Annual Meeting.”

DIRECTOR COMPENSATION

Director Compensation.    This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. Our non-employee director compensation is reviewed annually by our Nominating and Governance Committee with the assistance of Exequity LLP. A full-time employee who serves as director does not receive any additional compensation for service on the Board. Consequently, because Mr. Hamrock is also our President and CEO, he does not receive additional compensation for his service as a Board member.

Each non-employee director receives an annual retainer of $210,000, consisting of $90,000 in cash and an award of restricted stock units valued at $120,000 at the time of the award. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.

The restricted stock units are awarded annually, and the number of restricted stock units is determined by dividing the value of the grant by the closing price of our common stock on the grant date. Restricted stock units are granted to non-employee directors under the NiSource Inc. 2010 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the stockholders on May 11, 2010, and re-approved for Code Section 162(m) purposes on May 12, 2015.

Additionally, each non-employee director who serves as chair of a Board committee receives compensation for this responsibility. The annual committee chair fees are $20,000 for each of the standing committees. The

Chairman of the Board receives additional annual compensation of $160,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.

All Other Compensation.    The other compensation included under the column “All Other Compensation” in the Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation.

Omnibus Plan.    The Omnibus Plan permits equity awards to be made to non-employee directors in the form of incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Except as provided below, terms and conditions of awards to non-employee directors are determined by the Board prior to grant. Since May 11, 2010, awards to directors have been made under the Omnibus Plan. Awards of restricted stock units associated with periods prior to June 1, 2011, vested immediately, but are not distributed in shares of common stock until after the director separates from the Board. Awards of restricted stock units made after June 1, 2011, vest and are payable in shares of our common stock on the earlier to occur of: (a) the last day of the director’s annual term for which the restricted stock units are awarded or (b) the date that the director separates from service due to a “Change-in-Control” (as defined in the Omnibus Plan); provided, however, that effective in 2015, any director that commences services after the start of an annual term vests on the first anniversary of the initial grant; and, provided further, that in the event that the director separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or “Disability” (as defined in the Omnibus Plan), the director’s restricted stock unit awards shall pro rata vest in an amount determined by using a fraction, where the numerator is the number of full or partial calendar months elapsed between the grant date and the date of the director’s Retirement, death or Disability, and the denominator of which is the number of full or partial calendar months elapsed between the grant date and the last day of the director’s annual term for which the director is elected that corresponds to the year in which the restricted stock units are awarded. The vested restricted stock units awarded on or after June 1, 2011, are payable as soon as practicable following vesting, unless otherwise provided pursuant to any prior election the non-employee director may have made to defer distribution. All equity awards under our Omnibus Plan, including awards to non-employee directors have a minimum vesting term of one year. With respect to restricted stock units that have not been distributed, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders on common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of our common stock upon distribution.

Director Stock Ownership.    The Board maintains stock ownership requirements for its directors that are included in the Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of Company stock with a value equal to five times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the prior Non-Employee Director Stock Incentive Plan or Omnibus Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. All of the non-employee director nominees are in compliance with the stock ownership requirements that are included in the Corporate Governance Guidelines.

Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Fifty-seven percent (57%) of a non-employee director’s 2016 annual retainer (valued as of the time of award) consisted of restricted stock units, which are converted into common stock when vested and distributed to the director.

2016 Director Compensation

The table below sets forth all compensation earned by or paid to our non-employee directors in 2016. Our CEO did not receive any additional compensation for his service on the Board. His compensation for serving as CEO is listed under Compensation of Executive Officers.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
Richard A. Abdoo	110,000	120,000	10,000	240,000
Peter A. Altabef(1)	—	—	—	—
Aristides S. Candris	110,000	120,000	10,000	240,000
Wayne S. DeVeydt(2)	69,919	136,780	—	206,699
Deborah A. Henretta	90,000	120,000	20,000	230,000
Michael E. Jesanis	110,000	120,000	20,000	250,000
Kevin T. Kabat	90,000	120,000	—	210,000
Richard L. Thompson	270,000	120,000	300	390,300
Carolyn Y. Woo	110,000	120,000	13,500	243,500

(1)	Mr. Altabef was appointed to the Board on January 27, 2017.

(2)

The amount shown in the Stock Awards column for Mr. DeVeydt includes an additional pro-rated award valued at $16,780 which was equal to approximately 736 restricted stock units valued at $22.80 per unit, the closing price of our common stock on March 22, 2016, the date of his appointment to the Board.

(3)	The fees shown include the annual cash retainer and any Board and Chair fees paid during the year to each non-employee director.

(4)

The amounts shown reflect the grant date fair value of awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For restricted stock units, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. Each non-employee director who was elected on May 11, 2016, received an award of restricted stock units valued at $120,000 which was equal to approximately 5,044 restricted stock units valued at $23.79 per unit, the closing price of our common stock on that date. See “Security Ownership of Certain Beneficial Owners and Management” and the footnotes to that table for information regarding the number of shares of stock held by each current director as of March 3, 2017.

(5)

As of December 31, 2016, the number of equity awards (in the form of restricted stock units) that were outstanding for each non-employee director was as follows: Mr. Abdoo, 52,955; Dr. Candris, 25,448; Mr. DeVeydt, 5,117; Ms. Henretta, 11,288; Mr. Jesanis, 5,117; Mr. Kabat, 5,117; Mr. Thompson, 54,816; and Dr. Woo, 39,477.

(6)

This column includes matching contributions made by the NiSource Charitable Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any non-employee director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 3, 2017, the number of shares of our outstanding common stock beneficially owned by (i) each of our directors; (ii) each of our Named Executive Officers; (iii) our directors and executive officers as a group; and (iv) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 3, 2017) except as noted below. None of the Named Executive Officers or directors has any outstanding stock options as of that date. The business address of each of the Company’s directors and executive officers is the Company’s address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners
The Vanguard Group(1)	35,141,842	10.9%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(2)	22,950,597	7.1%
55 East 52nd Street New York, NY 10055
T. Rowe Price Associates, Inc.(3)	21,544,444	6.6%
100 East Pratt Street Baltimore, MD 21202
State Street Corporation(4)	16,550,390	5.1%
State Street Financial Center One Lincoln Street Boston, MA 02111
Directors and Executive Officers
Peter A. Altabef(5)	0	*
Richard A. Abdoo(5)	15,000
Donald E. Brown(6)	29,507	*
Aristides S. Candris(5)	2,000	*
Wayne S. DeVeydt(5)	741	*
Joseph Hamrock(6)	224,411	*
Deborah A. Henretta(5)	179	*
Carrie J. Hightman (6)(7)	327,152	*
Michael E. Jesanis(5)	21,609	*
Kevin T. Kabat(5)	6,259	*
Jim L. Stanley(6)	194,167	*
Richard L. Thompson(5)	23,951	*
Pablo A. Vegas(6)	22,563	*
Carolyn Y. Woo(5)	27,505	*
All directors and executive officers as a group (20 persons)	1,148,483	*

*	Less than 1%

(1)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 10, 2017. The Vanguard Group has sole voting power with respect to 529,933 shares, shared voting power with respect to 79,122 shares, sole dispositive power with respect to 34,556,283 shares and shared dispositive power with respect to 585,559 shares reported as beneficially owned.

(2)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 25, 2017. BlackRock, Inc. has sole voting power with respect to 20,127,460 shares and sole dispositive power with respect to 22,950,597 shares reported as beneficially owned.

(3)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 7, 2017. T. Rowe Price Associates, Inc. has sole voting power with respect to 7,213,610 shares and sole dispositive power with respect to 21,544,444 shares reported as beneficially owned.

(4)

As reported on a Schedule 13G filed with the SEC on behalf of State Street Corporation on February 8, 2017. State Street Corporation has shared voting power and shared dispositive power with respect to 16,550,390 shares reported as beneficially owned.

(5)

Does not include restricted stock units issued under the Omnibus Plan and the former Non-Employee Director Stock Incentive Plan unless the shares have been distributed or the non-employee director has the right to acquire the shares within 60 days of March 3, 2017.

(6)	Includes shares held in our 401(k) Plan and shares that are distributable within 60 days of March 3, 2017.

(7)	Includes shares owned by a trust over which Ms. Hightman maintains investment control and of which one or more of her immediate family members are the sole beneficiaries.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This CD&A describes our compensation philosophy and the material elements of our 2016 executive compensation program applicable to our Named Executive Officers.

Our Named Executive Officers in 2016 were:

Joseph Hamrock — President and Chief Executive Officer

Donald E. Brown — Executive Vice President and Chief Financial Officer

Pablo A. Vegas — Executive Vice President and President, Columbia Gas Group

Jim L. Stanley — Executive Vice President and Chief Operating Officer

Carrie J. Hightman — Executive Vice President and Chief Legal Officer

On March 24, 2017, the Company announced that Mr. Stanley will retire from the Company effective June 1, 2017.

2016 Accomplishments

The Company achieved a number of significant accomplishments in 2016, including:

•	Delivering total shareholder return of approximately 17%; and

•	Generating consistent earnings growth, which we believe reflects the strength of our long-term infrastructure investment strategy.

Total Shareholder Return shown in the chart above is calculated by share price appreciation plus the annual dividend amount. The NiSource 2015 share price appreciation and total shareholder return shown in the charts above are based on a 2014 year-end closing price calculated utilizing the Bloomberg separation formula taking into account the separation of Columbia Pipeline Group, Inc. from the Company on July 1, 2015 (the “Separation”).

Our 2016 performance was once again driven in large part by our continued disciplined execution across all facets of our established infrastructure-focused and investment-driven business strategy. Key business accomplishments during 2016 include:

•

Enhancing the safety and reliability of our systems by executing against the more than $30 billion of identified long-term regulated utility infrastructure investments first outlined in 2014, while maintaining an investment-grade credit rating and growing our dividend;

•

Investing a record $1.5 billion of capital at our Columbia Gas and Northern Indiana Public Service Company utilities across seven states in support of long-term safety and service reliability for our customers and communities;

•	Replacing more than 400 miles of priority pipe across seven states, 12% more than last year;

•	Opening the first of four planned modern field employee training centers;

•	Being named to the Dow Jones Sustainability North American Index for the third straight year;

•	Joining the Environmental Protection Agency’s Methane Challenge Program designed to significantly reduce methane emissions; and

•	Being selected by Ethisphere as one of the World’s Most Ethical Companies for the sixth consecutive year.

The Compensation Committee considered these achievements while performing its oversight activities of the Company’s executive compensation program throughout the course of the year.

Executive Compensation Highlights

In connection with its ongoing review of our executive compensation program, the Compensation Committee made the following key compensation decisions with respect to 2016:

•

Recommended to the independent members of the Board an increase in our CEO’s base salary and the grant date value of his 2016 annual long-term equity award opportunity for the reasons explained in the sections entitled “2016 Base Salaries” and “LTIP Awards,” respectively;

•

Approved increases in base salary and the grant date value of the 2016 annual long-term equity award opportunities for Messrs. Brown and Stanley and an increase in the trigger, target and stretch award opportunities for the annual cash short-term incentive for Mr. Brown for the reasons explained in the sections entitled “2016 Base Salaries,” “LTIP Awards,” and “Annual Performance-Based Cash Incentives,” respectively;

•

Removed “funds from operations” as a performance goal in our 2016 annual cash short-term incentive plan and substantially increased the weighting for net operating earnings per share, which was intended to improve the alignment among the performance goals for our annual cash short-term incentive plan, the Company’s strategic operating plan and the interests of stockholders;

•

Delivered the 2016 annual long-term equity awards to our Named Executive Officers solely in the form of performance shares that vest upon the achievement of cumulative performance goals over a three-year performance period and continuous employment through the post-performance period vesting date;

•

Approved performance goals for our 2016 annual long-term equity awards that are designed to align the Company’s strategic operating plan with the interests of stockholders by placing equal weight on relative total shareholder return and cumulative net operating earnings per share;

•

Awarded Mr. Vegas, our new Executive Vice President and President, Columbia Gas Group, a sign-on bonus of $150,000, an annual long-term equity award having a grant date value of $650,000, and in order to compensate him for the lost compensation opportunities at his prior employer, a special sign-on equity grant with a grant date value of $1,000,000; and

•

Evaluated 2016 executive compensation utilizing a revised Comparative Group (as defined below) to further align the Company with entities that the Compensation Committee considers to be operationally similar and with which we compete for executive talent.

Overview of Our Executive Compensation Practices

On a continuing basis, the Compensation Committee reviews the Company’s executive compensation program to ensure it remains optimally designed to reflect the Company’s executive compensation philosophy, fulfills its defined objectives and aligns with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation philosophy and objectives.

We DO Have This Practice	We Do NOT Have This Practice
✓ Incentive award metrics that are objective and tied to key company performance measures	X Repricing of options without stockholder approval
✓ Share ownership guidelines applicable to executive officers and independent directors	X Hedging or pledging transactions or short sales by executive officers or directors
✓ Compensation recoupment policy	X Tax gross-ups for Named Executive Officers (other than gross-ups that are available to all employees who receive relocation benefits)
✓ Limited perquisites	X Automatic single-trigger equity vesting upon a change-in-control
✓ Prohibition against pledging unearned shares in our long-term incentive plan	X Excise tax gross-ups under change-in-control agreements
✓ Double-trigger severance benefits upon a change-in-control	X Excessive pension benefits or defined benefit supplemental executive retirement plan
✓ Three-year minimum vesting for equity awards	X Excessive use of non-performance based compensation
✓ Significant portions of the executive compensation opportunity that are entirely contingent on performance against pre-established performance goals	X Excessive severance benefits
✓ Independent compensation consultant	X Dividend equivalent rights or dividends on unvested performance shares or restricted stock units granted to executive officers
✓ Annual Say-on-Pay vote by stockholders (See Proposal 4—Say-on-Frequency)

Overview of Our Executive Compensation Program

We design our compensation program to attract, retain and motivate highly-qualified executive talent. We believe highly-qualified executive talent is an essential driver of the Company’s success in achieving its business objectives.

The principal elements of compensation that we provide to our executives are: base salary, annual short-term performance-based cash incentives and long-term performance-based equity incentive awards. We use short and long-term performance-based compensation to motivate our executives to meet and exceed the Company’s short and long-term business objectives.

Our long-term performance-based compensation is denominated entirely in common shares to align the interests of executives with those of our stockholders. Our annual grants of long-term equity incentive awards have been delivered solely in a performance-contingent format since 2011, except in 2015 when we granted service-based awards in connection with the Separation. We also occasionally use special awards of service-based restricted stock and restricted stock units to attract and retain executive talent, promote management continuity and reward outstanding performance.

We generally target total compensation (base salary, annual short-term performance-based cash incentives and long-term equity incentive awards) to be competitive with the compensation paid to similarly positioned executives at companies within our peer group of companies (the “Comparative Group”) as described in the section entitled “Our Executive Compensation Process — Competitive Market Review.” We do not, however, manage pay to a stipulated percentile of the Comparative Group practices.

We employ leading governance practices, such as clawback policies and stock ownership guidelines, and we conduct an annual risk assessment of the Company’s compensation practices.

In addition, our executive officers are prohibited from trading in Company securities during quarterly blackout periods, and they are also prohibited from engaging in hedging or short sales of the Company’s equity securities.

Finally, when making decisions about our executive compensation program, the Compensation Committee takes into account the stockholders’ view of such matters. In 2016, 94% of our investors voted in favor of our Say-on-Pay Proposal at our 2016 Annual Meeting. No changes were made to the design of our executive compensation program in response to the 2016 stockholder vote.

Our Executive Compensation Philosophy

The key design priorities of the Company’s executive compensation program are to:

•	Maintain a financially responsible program aligned with the Company’s strategic plan to build stockholder value and ensure long-term, sustainable earnings and dividend growth;

•	Provide a total compensation package that is aligned with the standards in our industry thereby enhancing the Company’s ability to:

– Attract and retain executives with competitive compensation opportunities;

– Motivate and reward executives for achieving and exceeding our business objectives;

– Ensure that substantial portions of pay remain at risk for failure to achieve our business objectives;

•	Align the interests of stockholders and executives by emphasizing stock-denominated compensation opportunities that are contingent on goal achievement; and

•	Comply with applicable laws and regulations.

The Compensation Committee believes that the Company’s executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives and rewards decision making that creates value for our stockholders, customers and other key stakeholders.

Principal Elements of Our 2016 Compensation Program

We have designed our program to meet our business objectives using various compensation elements intended to drive both short-term and long-term performance.

We believe that a significant percentage of total compensation for our Named Executive Officers should consist of at-risk, performance-based compensation. The Compensation Committee believes the appropriate mix of compensation elements should take into account the Company’s financial and strategic objectives, the competitive environment, Company performance, individual performance and responsibilities, and evolving governance practices.

The following charts illustrate the extent to which 2016 target total compensation for our CEO and our other Named Executive Officers was payable in fixed (base salary) and performance-contingent (annual performance-based cash incentive payable at the target level and the grant date fair value of the annual long-term performance-based equity incentive award payable at the target level) formats.

We believe that the principal elements of our total compensation for 2016, as more fully described below, help us achieve the objectives of our compensation program as follows:

f Time Horizon g
Element of Total Compensation	Form of Compensation	Talent Attraction	Short-Term	Long-Term	Alignment with Stockholder Interest	Talent Retention

Base Salary	Cash	✓				✓

Annual Performance-Based Cash Incentive	Cash	✓	✓		✓	✓

Long-Term Performance-Based Equity Incentive	Performance Shares	✓		✓	✓	✓

Base Salary

Base salary is designed to provide our employees with a level of fixed pay that is commensurate with role and responsibility. We believe that by delivering base salaries that are reflective of market norms, the Company is well-positioned to attract, retain and motivate top caliber executives in an increasingly competitive labor environment. The Compensation Committee annually reviews the base salaries of the Company’s senior executives, including the Named Executive Officers, to evaluate whether they are competitive within our industry. In reviewing the base salaries, the Compensation Committee considers the base salaries paid to similarly situated executives by the companies in the Comparative Group. See the section entitled “Our Executive Compensation Process — Competitive Market Review.” The Compensation Committee determines any base salary changes for the Company’s senior executives based on a combination of factors that includes competitive pay standards, level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to business objectives, as well as recommendations from Mr. Hamrock, our CEO. Mr. Hamrock’s pay is evaluated separately by the Compensation Committee, taking into account those factors reviewed for all other senior executives. The Compensation Committee then provides their recommendation regarding CEO compensation to the independent members of the Board for approval. See the section below entitled “Compensation Committee Actions Related to 2016 Compensation” for more information.

Annual Performance-Based Cash Incentive Plan (“Cash Incentive Plan”)

This component of total compensation provides employees with the opportunity to earn a cash award tied to both the Company’s performance and individual contributions to the organization’s success. Annual cash incentives are authorized by the Omnibus Plan which was originally approved by stockholders in May 2010 and re-approved by stockholders for Code Section 162(m) purposes in May 2015. Awards under the Cash Incentive Plan are subject to one corporate financial performance goal with additional operational goals related to customer care and safety. The financial performance goal is based on the Company’s financial plan, which is approved by the Board at the beginning of the year, and is designed to achieve the Company’s aim of creating sustainable stockholder value by growing earnings and providing a strong dividend. The customer care and safety goals are designed to incent achievement of our business imperatives.

Eligibility for participation in the Cash Incentive Plan extends to nearly all Company employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance, and the Compensation Committee identifies expectations for all senior executives, including the CEO, for whom the Compensation Committee makes recommendations for consideration by the independent members of the Board. See the section below entitled “Compensation Committee Actions Related to 2016 Compensation—Annual Performance-Based Cash Incentives” for more information regarding the 2016 Cash Incentive Plan, including incentive opportunities, performance measures, goals and payouts for each of the Named Executive Officers.

Long-Term Equity Incentive Plan (“LTIP”)

Our compensation program also includes a long-term equity incentive component. The Compensation Committee believes it is important that each executive, in particular each of our senior executives, has personal financial exposure to the performance of the Company’s stock and, therefore, is aligned with the financial interests of stockholders. The Compensation Committee also believes that long-term equity incentives promote decision making that is consistent with the Company’s long-term business objectives.

Since 2011, the Compensation Committee has delivered annual long-term equity incentive awards solely in a performance-contingent format to further align our executives’ interests with those of our stockholders and the Company’s long-term business objectives. The sole exception to this practice was in 2015 when service-based awards were granted in connection with the Separation. In January 2016, the Compensation Committee reverted to its historical practice of delivering annual long-term equity incentive awards solely in performance shares that vest based on the achievement of multi-year performance goals and the executive’s continued employment through the vesting date, subject to special vesting rules that apply in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Termination for any other reason prior to the vesting date will result in forfeiture of all related performance shares. Additionally, the Omnibus Plan prescribes a minimum vesting period of one year for all equity awards.

When establishing equity award opportunity levels for each Named Executive Officer, the Compensation Committee considers, among other things, the executive’s base salary, the appropriate mix of cash and equity award opportunities, prior awards under the LTIP and the compensation practices for similarly situated executives at other companies in our Comparative Group. The actual value of each performance award, if any, depends upon Company performance against pre-established performance measures as well as the Company’s stock price at the time the award is settled.

The Compensation Committee may also approve special equity awards that are not performance-based to attract and retain executive talent or to recognize significant contributions. See the section below entitled “Compensation Committee Actions Related to 2016 Compensation” for more information regarding the 2016 LTIP awards for each of the Named Executive Officers, including a special sign-on equity grant to Mr. Vegas and the performance measures and goals for the 2016 performance share awards.

Other Compensation and Benefits

We also provide other forms of compensation to our executives, including the Named Executive Officers, consisting of a limited number of perquisites, severance and change-in-control arrangements and a number of other employee benefits that generally are extended to our entire employee population. These other forms of compensation are generally comparable to those that are provided to similarly situated executives at other companies of our size.

Perquisites

Perquisites are not a principal element of our executive compensation program. They are intended to assist executive officers in the performance of their duties on the Company’s behalf or to otherwise provide benefits that have a combined personal and business purpose. Generally, the Company does not reimburse the Named Executive Officers for the payment of personal income taxes incurred by the executives in connection with their receipt of these benefits, except for relocation expenses, consistent with Company practice for all employees who receive Company-paid relocation expenses. For information regarding 2016 perquisites, see the 2016 Summary Compensation Table and footnote (6) to that table.

Severance and Change-In-Control Benefits

We maintain an executive severance policy and Change-in-Control Agreements with each of the Named Executive Officers. Change-in-Control Agreements are intended to ensure that thoroughly objective judgments are made in relation to any potential change in corporate ownership so that stockholder value is appropriately safeguarded and returns to investors are maximized. The Change-in-Control Agreements provide for cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. Additionally, the Omnibus Plan provides for double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control; meaning that there must be both a change-in-control and a qualifying termination of employment in order for the equity awards to vest in connection with or following such change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of a change-in-control alone.

For further information regarding the benefits to be received upon termination or employment or change-in-control, see the table in the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” and the accompanying narrative.

Pension Programs

During 2016, we maintained a tax-qualified defined benefit pension plan for essentially all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”), including any eligible Named Executive Officer. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits and reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative to the 2016 Pension Benefits Table.

Savings Programs

Our Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on the overall corporate net operating earnings per share measure. In addition, for salaried employees hired after January 1, 2010, and non-union hourly employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. The material terms of the Savings Restoration Plan are described in the narrative to the 2016 Non-qualified Deferred Compensation Table.

Deferred Compensation Plan

We also maintain the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) through which eligible Company executives, including the Named Executive Officers, may elect to defer between 5% and

80% of their base salary and annual cash incentive payout. The Company makes the Deferred Compensation Plan available to eligible executives so they have the opportunity to defer their cash compensation without regard to the limits imposed by the IRS for amounts that may be deferred under the 401(k) Plan. The material terms of the Deferred Compensation Plan are described in the narrative to the 2016 Non-qualified Deferred Compensation Table.

Health and Welfare Benefits

We also provide other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees, including the Named Executive Officers. We believe that these broad-based benefits enhance the Company’s reputation as an employer of choice and thereby serve the objectives of our compensation program to attract, retain and motivate our employees.

Our Executive Compensation Process

The Compensation Committee is responsible for determining salaries, performance-based incentives and other matters related to the compensation of our executives and for overseeing the administration of our equity plans, including equity award grants to our executive officers. In doing so, the Compensation Committee apprises the Board with respect to the evaluation, compensation and benefits of our executives. The Compensation Committee takes into account various factors when making compensation decisions, including:

•	Attainment of established business and financial goals of the Company;

•	Competitiveness of the Company’s compensation program based upon competitive market data; and

•	An executive’s position, level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.

The Compensation Committee reviews the compensation of our CEO and his executive direct reports each year. For our CEO, the Compensation Committee evaluates CEO performance in light of the Company’s goals and objectives and considers recommendations from the Compensation Committee’s independent executive compensation consultant, Exequity LLP, that are reflective of the Compensation Committee’s assessment of our CEO’s performance and compensation competitiveness. Following this evaluation, the Compensation Committee submits its recommendations to the independent members of the Board for review and approval.

When considering changes in compensation for senior executives that report to our CEO, including the Named Executive Officers, the Compensation Committee considers input from the CEO, the Executive Vice President, Regulatory Policy and Corporate Affairs, Vice President, Human Resources in addition to the Compensation Committee’s independent executive compensation consultant, Exequity LLP.

Competitive Market Review

In connection with its compensation decision making, the Compensation Committee reviews the executive compensation practices in effect at other companies in the Comparative Group. These companies comprised leading gas, electric, and combination utilities that were selected by the Compensation Committee for their operational comparability to the Company and because we generally compete with these companies for the same executive talent. For 2016, the Compensation Committee, with input from Exequity LLP, removed EQT Corporation, Pepco Holdings, Inc., Spectra Energy Corp., and The Williams Companies, Inc. from the Comparative Group and added Alliant Energy Corporation, Atmos Energy Corporation, The Laclede Group, Inc., OGE Energy Corp., One Gas, Inc., Piedmont Natural Gas Company, Inc., PNM Resources, Inc., Vectren Corporation and WEC Energy Group, Inc. These changes were made to further align the Company with its peer companies with respect to revenue size, market capitalization and operational similarity. For purposes of evaluating 2016 compensation practices, the Comparative Group included the following companies:

AGL Resources Inc.	One Gas, Inc.
Alliant Energy Corporation	Piedmont Natural Gas Company, Inc.
Ameren Corporation	PNM Resources, Inc.
American Electric Power Company, Inc.	PPL Corporation
Atmos Energy Corporation	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	Questar Corporation
CMS Energy Corporation	SCANA Corporation
Dominion Resources, Inc.	Sempra Energy
DTE Energy Company	Vectren Corporation
FirstEnergy Corp.	WEC Energy Group, Inc.
The Laclede Group, Inc.	WGL Holdings, Inc.
OGE Energy Corp.

Policies and Guidelines

We maintain various guidelines and policies to help us meet our compensation objectives including:

•

Executive Stock Ownership and Retention Guidelines.    Senior executives, including the Named Executive Officers, are generally expected to satisfy their applicable ownership guidelines within five years of becoming subject to the guidelines. The stock ownership guideline for the CEO is five times his annual base salary. The other senior executives have a stock ownership guideline of three times their respective annual base salaries. Once the senior executive satisfies the guidelines, he or she must continue to own a sufficient number of shares to remain in compliance with the guidelines. Until such time as the senior executives satisfy the stock ownership guidelines, they are required to hold at least 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock units, the vesting of performance shares or exercise of stock options. At the end of 2016, all of the Named Executive Officers exceeded their ownership guidelines.

•

Trading Windows/Trading Plans/Hedging.    We restrict the ability of certain employees to freely trade in the Company’s common stock because of their periodic access to material non-public information regarding the Company. Under our insider trading policy, our key executives are prohibited from trading in Company securities during quarterly blackout periods, and at such other times as the Chief Legal Officer (“CLO”) may deem appropriate. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors and all senior executives, including our Named Executive Officers, are prohibited from engaging in short sales of the Company’s equity securities or in buying or selling puts, calls or other options on the Company’s securities or otherwise hedging against or speculating in potential changes in the value of the Company’s common stock. None of our directors or executive officers own Company securities that are pledged.

•

Compensation Recovery for Misconduct.    While we believe our executives conduct business with the highest integrity and in full compliance with our Code of Business Conduct, the Compensation Committee believes it is appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, the Omnibus Plan contains “clawback” provisions that require reimbursement of amounts received in the event of certain acts of misconduct with respect to both the annual short-term cash incentive and long-term equity awards.

Tax Treatment of Executive Compensation

Section 162(m) of the Code provides that annual compensation in excess of $1,000,000 paid to the CEO or certain of the other Named Executive Officers, other than compensation meeting the definition of “performance-based compensation,” will not be deductible by a corporation for federal income tax purposes. The Compensation Committee reviews the deductibility of compensation under Section 162(m) of the Code and related regulations published by the IRS. The Compensation Committee retains the discretion to amend any compensation arrangement to comply with Code Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is in the Company’s best interest.

The Compensation Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way that preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Compensation Committee in determining executive compensation and, similarly, there are many factors which may affect the deductibility of executive compensation. To maintain the flexibility to compensate the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all executive compensation must be deductible under Section 162(m) of the Code.

Compensation Committee Actions Related to 2016 Compensation

During 2016, the Compensation Committee reviewed and, as appropriate, took action with respect to each element of total compensation for each Named Executive Officer following the principles, practices and processes described above. In doing so, the Compensation Committee concluded that the total compensation provided for each of the Company’s senior executives in 2016, including the Named Executive Officers, was consistent with the Company’s compensation philosophy and was reasonable, competitive and appropriate.

The Compensation Committee’s compensation determinations were based primarily upon recognition of the roles and responsibilities and performance of each Named Executive Officer, and a determination that the total compensation awarded to each Named Executive Officer provided well-balanced incentives to focus on serving the interests of the Company and its stockholders.

In addition, the Compensation Committee considered the stockholders’ advisory approval of the 2015 compensation of our Named Executive Officers at the 2016 Annual Meeting and determined that no changes were necessary or advisable in connection with the design of our senior executive compensation program as a result of the stockholders’ vote.

2016 Base Salaries

The Compensation Committee annually reviews the base salaries of senior executives, including the Named Executive Officers, to ensure they are competitive and appropriately reflect performance. The Compensation Committee considered the base salaries earned by similarly situated executives of companies in the Comparative Group, responsibilities, experience, internal pay equity, historical compensation practices, individual performance and contributions to achievement of business objectives. The Compensation Committee approved salary increases for Messrs. Brown and Stanley to maintain salary level market competitiveness for each executive that is reflective of strong performance and their achievements in their roles as CFO and COO, respectively. As a result, the Compensation Committee approved an increase of $50,000 for Mr. Brown and an increase of $25,000 for Mr. Stanley.

With respect to Mr. Hamrock, the Compensation Committee recommended to the independent members of the Board an increase in base salary level to maintain market competitiveness that is reflective of his strong performance and achievements in his role as President and CEO of the Company since the Separation. The Compensation Committee recommended to the independent members of the Board an increase in salary of $100,000 as appropriate, particularly in light of the market data for chief executive officers at companies in the Comparative Group. Such recommendation was approved.

In addition, the Compensation Committee established Mr. Vegas’ initial base salary of $450,000 at the time he joined the Company in May 2016, considering the compensation he received from his prior employer, market data and the compensation practices within the Company.

The 2016 base salary adjustments for Messrs. Hamrock, Brown and Stanley were effective on June 1, 2016, and are shown in the table below. As noted above, Mr. Vegas’ initial base salary was established at the time he joined the Company in May 2016 and no other Named Executive Officer received a salary adjustment in 2016.

Name	2015 Annual Salary	2016 Annual Salary
Joseph Hamrock	$800,000	$900,000
Donald E. Brown	$450,000	$500,000
Jim L. Stanley	$525,000	$550,000

Annual Performance-Based Cash Incentives

In January 2016, the Compensation Committee established performance measures and goals to determine the 2016 incentive opportunities for the Named Executive Officers. In determining incentive compensation ranges for the Named Executive Officers, the Compensation Committee considered competitive information from the Comparative Group, input from the independent compensation consultant, historical payouts and individual performance and made no changes to the ranges for Named Executive Officers, except for our CFO, Mr. Brown. The Compensation Committee determined that in order for his compensation to be reflective of his strong performance and competitive with other similarly positioned executives within the Comparative Group, Mr. Brown’s incentive compensation range should also be adjusted in addition to his base salary, as noted above. In addition, the Compensation Committee established Mr. Vegas’ initial incentive compensation range at the time he joined the Company in May 2016, considering the compensation he received from his prior employer, market data and the compensation practices within the Company. For more information on the 2016 payout amounts for each of the Named Executive Officers, see below under the section entitled “2016 Cash Incentive Plan Payouts to the Named Executive Officers.”

The 2016 Cash Incentive Plan awards for senior executives, including all of the Named Executive Officers, were subject to achievement with respect to one corporate financial goal, net operating earnings per share, as well as additional operational goals relating to customer care and safety. The Compensation Committee approved these measures for the performance period because they were deemed to be important to the Company’s success in increasing stockholder value.

Earnings, customer care and safety were measured as follows:

•

The measure of earnings was net operating earnings per share (after accounting for the cost of any incentive payout). Net operating earnings was defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”), adjusted for certain items, such as fluctuation in weather, environmental compliance costs, gains and losses on the sale of assets, asset impairments, Separation transaction-related costs and certain income tax items. The Compensation Committee uses net operating earnings, a non-GAAP financial measure, for determining financial performance for incentive compensation plans because the Board and management believe this measure better represents the fundamental earnings strength and performance of the Company. The Company uses net operating earnings internally for budgeting and for reporting to the Board.

•	Customer care was measured by the relative performance of the Company’s operating companies as compared to peer companies within each operating company’s jurisdiction (based on company size and geographic region), as reported in the 2016 JD Power Gas and Electrical Utility Residential Customer Satisfaction Studies. This measure is designed to track our progress in delivering satisfaction to our customers and is aligned with our stakeholder commitment of top-tier customer satisfaction and brand perception. The target was set using the Company’s 2015 performance, as measured based on the 2015 JD Power Gas and Electrical Utility Residential Customer Satisfaction Studies, as the baseline.

•

Safety was measured by the number of employee injuries that resulted in work days missed or restricted or an employee transfer, known as the DART rate, which was developed by the Occupational Safety and Health Administration. All operating units and corporate staff of the Company were united by one overall safety goal based on the total performance of all operating units. The target was set using the Company’s 2015 total performance, as measured by the same methodology discussed above based on the DART rate, as the baseline.

The incentive opportunities for the Named Executive Officers were contingent on achievement of goals relating to these measures, subject to final discretionary adjustments by the Compensation Committee.

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for 2016 for each of the Named Executive Officers were:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Payout as a % of Target(2)	Weighted Adjusted Formulaic Payout as a % of Target
Messrs. Hamrock, Brown and Stanley
NiSource Net Operating Earnings Per Share	80%	$1.01	$1.06	$1.11	$1.09	136.00%	108.80%
Customer Care	10%	54%	66%	78%	41%	0%	0%
Safety DART Rate	10%	1.02	.66	—	.82	73.33%	7.33%
Mr. Vegas
NiSource Net Operating Earnings Per Share	80%	$1.01	$1.06	$1.11	$1.09	136.92%	109.54%
Customer Care	10%	54%	66%	78%	41%	0%	0%
Safety DART Rate	10%	1.02	.66	—	.82	72.65%	7.26%
Ms. Hightman
NiSource Net Operating Earnings Per Share	80%	$1.01	$1.06	$1.11	$1.09	135.00%	108.00%
Customer Care	10%	54%	66%	78%	41%	0%	0%
Safety DART Rate	10%	1.02	.66	—	.82	74.07%	7.41%

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

The Formulaic Payout as a % of Target varies among the Named Executive Officers based on the difference between the Named Executive Officer’s trigger, target and stretch opportunities. The incentive opportunity range for each of the Named Executive Officers is shown in the table below.

2016 Cash Incentive Plan Payouts to the Named Executive Officers

For 2016, the annual performance-based cash incentive opportunities and actual payout amounts for each of the Named Executive Officers as approved by the Compensation Committee (and with respect to the CEO, by the independent members of the Board) were:

Named Executive Officer	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	2016 Award (% of Target)	2016 Award(1)
Joseph Hamrock	40%	100%	160%	116.13%	$1,045,170
Donald E. Brown	30%	75%	120%	116.13%	$435,488
Pablo A. Vegas	25%	65%	105%	116.80%	$226,466
Jim L. Stanley	30%	75%	120%	116.13%	$479,036
Carrie J. Hightman	25%	60%	95%	115.41%	$339,305

(1)

The 2016 Awards for each of the Named Executive Officers were calculated as follows: annual base salary multiplied by his or her Target (% of Salary) multiplied by the applicable 2016 Award (% of Target), except for Mr. Vegas who joined the Company in May 2016. His incentive opportunity was calculated using his actual 2016 earnings rather than his annual base salary.

In January 2017, the Compensation Committee certified the performance results set forth in the tables above. The Compensation Committee determined it was appropriate to recommend to the independent members of the Board that Mr. Hamrock receive a Cash Incentive Plan payout of $1,045,170 based on the Company’s 2016 performance, Mr. Hamrock’s contribution to the Company’s success in 2016 and his performance in the Company’s top leadership role. The independent members of the Board approved the Cash Incentive Plan payout recommended by the Compensation Committee.

Mr. Hamrock also made recommendations to the Compensation Committee with respect to the award of Cash Incentive Plan payouts to the other senior executives, including the other Named Executive Officers. In making his recommendations, Mr. Hamrock considered the Company’s performance and the performance of the senior executives in delivering strong stockholder returns again in 2016, as well as the performances of the corporate functions the executive led. The Compensation Committee considered and accepted Mr. Hamrock’s recommendations and approved Cash Incentive Plan payouts to the Named Executive Officers in accordance with the Cash Incentive Plan formula, as set forth in the table above.

2016 Discretionary Payouts to Certain Named Executive Officers

In May 2016, the Compensation Committee approved a sign-on bonus of $150,000 as part of Mr. Vegas’ offer of employment in order to compensate him for lost compensation opportunities at his prior employer. At the January 2017 Compensation Committee meeting, the Compensation Committee exercised its discretion to recommend a bonus in addition to the amount based on performance relative to the pre-established performance criteria described above under “Cash Incentive Plan.” The Compensation Committee determined it was appropriate to recommend to the independent members of the Board that Mr. Hamrock receive a discretionary bonus of $54,830 in recognition of his successful leadership of the Company during 2016, the Company’s first full year following the Separation. The independent members of the Board approved the discretionary bonus to the CEO as recommended by the Compensation Committee.

These discretionary bonuses are set forth in the Bonus column of the 2016 Summary Compensation Table because they are not based on performance relative solely to the pre-established performance criteria under the Cash Incentive Plan, described above, which are set forth in the Non-equity Incentive Plan Compensation column of the 2016 Summary Compensation Table.

LTIP Awards

2016 Performance Share Awards.    In January 2016, the Compensation Committee approved a grant of performance shares to the Company’s senior executives, including each of the Named Executive Officers. Consistent with the philosophy and principles articulated above, the Compensation Committee believes that the 2016 performance share awards:

•	Align the interests of executives with the Company’s stockholders as the ultimate value of the award is dependent upon the value of the Company’s stock;

•	Support the Company’s philosophy of paying for performance as the performance shares will not vest unless the Company achieves its performance goals over the performance period; and

•	Provide competitive compensation to recruit and retain executive talent by including a long-term incentive component with a three-year service condition.

In determining the 2016 long-term incentive grant values to be awarded to the Named Executive Officers, the Compensation Committee considered the competitive pay practices at companies within our Comparative Group, input from the Compensation Committee’s independent compensation consultant, the historical mix of fixed compensation versus variable incentive compensation and individual performance for each of the Named Executive Officers. The Compensation Committee approved an increase in 2016 grant values for Messrs. Brown and Stanley that were approximately 13% and 5% greater than their prior year’s award values, respectively. Additionally, the Compensation Committee recommended to the independent members of the Board an increase of 25% in the 2016 grant date value for Mr. Hamrock, our CEO. The recommendation of the Compensation Committee was considered and approved by the independent members of the Board.

In particular, in approving the increased long-term incentive values for Messrs. Brown and Stanley, and making its recommendation to the independent members of the Board with respect to Mr. Hamrock, the Compensation Committee considered each executive’s consistently strong performance, their demonstrated leadership in their roles since the Separation, their historic award values in relation to the Comparative Group, and, with respect to Mr. Hamrock, his leadership role in the development and execution of an operating strategy for the Company following the Separation.

Vesting of the 2016 grants of performance shares is dependent on the Company meeting certain performance measures over the 2016-2018 performance period (the “performance period”). Executives ordinarily must be continuously employed by the Company through February 28, 2019, to receive payment of performance shares related to the performance period, although special vesting rules apply in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Termination for any other reason prior to February 28, 2019, will result in forfeiture of all related performance shares.

The performance measures on which vesting of the 2016 performance shares is contingent relate to cumulative net operating earnings per share and Relative Total Shareholder Return (“RTSR”) over the three-year performance period. The Compensation Committee utilized net operating earnings per share as a performance measure in recognition that this straightforward measure supports enterprise-wide strategy and performance and is aligned with stockholder value. This measure is also used as a performance metric in the Company’s Cash Incentive Plan, supplemented by additional operational measures to strike an appropriate balance with respect to incentivizing earnings strength, nonfinancial business imperatives and stockholder value over the short-term and long-term.

The Compensation Committee approved measures related to cumulative net operating earnings per share and RTSR for the three-year performance period because they were deemed to be important indicators of the Company’s success in increasing stockholder value. For the 2016 awards, RTSR will be determined by the annualized growth in the price of a share of the Company’s common stock, assuming dividends are reinvested, over the period beginning December 31, 2015, and ending on December 31, 2018, compared to the similarly calculated total stockholder returns generated by a group of 38 energy services companies, each of which is similarly affected by external factors that impact stock price, such as interest rates and industry opportunities and challenges. The Compensation Committee selected the companies included in the RTSR performance peer group (which group includes 23 of the Comparative Group companies) because these companies are either within our industry or provide similar services to ours and with which we compete for the sale of equity capital. Each year, the Compensation Committee reviews any updates to the RTSR performance peer group due to merger, acquisition, bankruptcy or liquidation of any of the companies in the RTSR group. To ameliorate the effect on RTSR of single day share price volatility, the starting and ending share prices for the computation of RTSR will equal the average closing price of each company’s common stock over the 20 trading days immediately preceding the first and last day of the performance period.

If actual results over the performance period reach target goals, award recipients will earn 100% of the target number of performance shares awarded. The Compensation Committee also approved trigger and stretch goals for each measure. If the trigger performance level is not met, then the executive will not earn any portion of the grant. If the stretch goal is achieved, the executive will earn such number of shares as equate to 200% of his target grant, unless total shareholder return is negative for the performance period, in which case, the maximum payout for RTSR will be at target regardless of performance relative to the peer group.

The measures and goals pertaining to the 2016 performance share awards are:

Performance Measure(1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)
Cumulative Net Operating Earnings Per Share for 2016-2018	50%	$3.19	$3.34	≥$3.64
Relative Total Shareholder Return for 2016-2018	50%	40th Percentile	50th Percentile	100th Percentile

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.

The Named Executive Officers were granted 2016 performance share awards in the following amounts:

Named Executive Officer	Target Number of Performance Shares Awarded(1)
Joseph Hamrock	118,991
Donald E. Brown	40,457
Pablo A. Vegas	28,126
Jim L. Stanley	49,976
Carrie J. Hightman	35,697

(1)

All 2016 performance share awards were granted on January 29, 2016, except for the award to Mr. Vegas, which was granted on May 3, 2016, upon commencement of his employment with the Company. All 2016 performance share awards vest following the certification of Company performance and satisfaction of the service condition on February 28, 2019.

Special 2016 Restricted Stock Unit Award for Mr. Vegas.    On March 22, 2016, the Compensation Committee approved a special award of 43,271 restricted stock units for Mr. Vegas upon commencement of his employment on May 3, 2016. Mr. Vegas’ special award was granted in order to compensate him for the loss of compensation from his prior employer as a result of joining the Company. Subject to Mr. Vegas’ continued employment with the Company, one-half of his special award will vest on the first anniversary of his employment with the Company and the remaining one-half will vest on the second anniversary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

This report is submitted on behalf of the members of the Compensation Committee:

Compensation Committee

Richard A. Abdoo, Chair

Aristides S. Candris

Deborah A. Henretta

Kevin T. Kabat

March  7, 2017

ASSESSMENT OF RISK

The Company annually assesses whether its incentive compensation programs are constructed in a manner that might induce participant behaviors that could cause the Company material harm. An assessment was performed in 2016, and the Company concluded that the incentive components of our program for senior executives are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:

•	Our operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.

•	Policies are in place to recoup compensation in the event of certain acts of misconduct and to prohibit hedging by our senior executive officers.

•	Our compensation program is evaluated annually for its effectiveness and alignment with the Company’s goals without promoting excessive risk.

•	Senior executive compensation is weighted toward long-term incentives, thereby providing senior executives with an ongoing, multi-year focus of attention.

•	The performance measures that are the basis of incentive awards are approved each year by an independent committee of the Board.

•

The long-term incentive equity awards to senior executives generally have three-year vesting periods and are performance-based so that their upside potential and downside risk are aligned with that of our stockholders and promote long-term performance over the vesting period.

•

The senior executive officers are subject to stock ownership and retention guidelines that are independently set by the Board which are designed for senior executives to assume financial risk that is coincident with our stockholders.

•	The senior executive officers’ performance incentive measures include safety metrics in order to encourage a strong culture of safety.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation for services to the Company and its affiliates earned by or paid to each of the Named Executive Officers during 2016. Information is also provided for 2015 and 2014 if the Named Executive Officer was included in the Company’s Summary Compensation Table for those years.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph Hamrock	2016	858,333	54,830	2,302,476	1,045,170	—	73,349	4,334,158
President and CEO	2015	650,000	5,750	1,764,675	594,250	—	59,572	3,074,247
	2014	487,500	400,000	633,801	357,500	—	48,930	1,927,731
Donald E. Brown	2016	479,167	—	782,843	435,488	—	49,705	1,747,203
Executive Vice President and CFO	2015	332,386	103,079	1,189,097	221,921	—	108,405	1,954,888
	—	—	—	—	—	—	—	—
Pablo A. Vegas	2016	298,295	150,000	1,560,554	226,466		27,421	2,262,736
Executive Vice President and President, Columbia Gas Group	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—

Jim L. Stanley	2016	539,583	—	967,036	479,036	—	50,182	2,035,837
Executive Vice President and COO	2015	512,500	—	904,605	349,281	—	307,937	2,074,323
	—	—	—	—	—	—	—	—
Carrie J. Hightman	2016	490,000	—	690,737	339,305	66,376	61,929	1,648,347
Executive Vice President and CLO	2015	490,000	—	690,473	346,920	84,693	45,540	1,657,626
	2014	483,750	300,000	679,059	408,660	62,395	47,520	1,981,384

(1)	Any salary deferred at the election of the Named Executive Officer is reported in the category and year in which such salary was earned.

(2)

This column shows discretionary payouts that are in addition to any amounts paid under the Cash Incentive Plan described in footnote (4) to this table. The 2016 bonus amounts consist of a sign-on bonus of $150,000 to Mr. Vegas and a $54,830 discretionary bonus to Mr. Hamrock as described in the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — 2016 Discretionary Payouts to Certain Named Executive Officers.”

(3)

For a discussion of stock awards granted in 2016, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — LTIP Awards” above and the 2016 Grants of Plan-Based Awards Table. This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the performance share awards and restricted stock unit awards granted in 2016 based on the average price of our common stock on the grant date and less the present value of any dividends not received in the vesting period. The performance share awards are subject to performance conditions, therefore the grant date value for these awards is based upon the probable outcome of such conditions.

The following table shows the value of the 2016 performance share awards reported in the 2016 Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved and less the present value of any dividends not received in the vesting period. For information on the valuation assumptions used in these computations, see Note 13 to our consolidated financial statements included in our 2016 Annual Report on Form 10-K.

Name	Maximum Performance Share Potential as of Grant Date For Awards ($)
Joseph Hamrock	4,604,952
Donald E. Brown	1,565,686
Pablo A. Vegas	2,162,873
Jim L. Stanley	1,934,071
Carrie J. Hightman	1,381,474

(4)

For 2016, the Cash Incentive Plan amount for each of the Named Executive Officers reflected in the column entitled Non-Equity Incentive Plan Compensation was based upon corporate performance. For more information regarding 2016 corporate performance, Cash Incentive Plan payout opportunities for the Named Executive Officers and the payout amounts, please see Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — Annual Performance-Based Cash Incentives” and the discussion on the pages that follow.

(5)

This column shows the change in the present value of Ms. Hightman’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as a result of annual pay and interest credits to her account balance under the plans as described in the narrative to the 2016 Pension Benefits Table. Ms. Hightman is the only Named Executive Officer who is eligible to participate in the Company’s pension plans. Messrs. Hamrock, Brown, Vegas and Stanley are not eligible to participate in the Company’s pension plans due to the dates of their hire. For a description of these plans and the basis used to develop the present values, see the Pension Benefits Table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2016.

	Other Compensation
Name	Perquisites & Personal Benefits(a) ($)	Tax Gross-Ups ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Total ($)
Joseph Hamrock	13,266	—	18,550	41,533	73,349
Donald E. Brown	16,163	—	18,550	14,992	49,705
Pablo A. Vegas	6,540	—	18,475	2,406	27,421
Jim L. Stanley	12,411	—	18,550	19,221	50,182
Carrie J. Hightman	27,629	—	18,550	15,750	61,929

(a)

All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. Please see the Compensation Discussion and Analysis — “Other Compensation and Benefits — Perquisites” above for additional information about the perquisites provided by the Company to its Named Executive Officers. The perquisite amounts listed include financial planning and tax services as follows: Mr. Hamrock, $13,187; Mr. Brown, $15,920; Mr. Vegas, $6,540; Mr. Stanley, $12,411; and Ms. Hightman, $11,225; spousal travel as follows: Mr. Hamrock, $79 and Mr. Brown $243; executive physical as follows: Ms. Hightman, $16,404.

(b)

This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown, Mr. Vegas and Mr. Stanley to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above in the Compensation Discussion and Analysis—“Other Compensation and Benefits — Savings Programs.”

(c)

This column reflects Company matching contributions and profit sharing contributions made on behalf of all eligible Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown, Mr. Vegas and Mr. Stanley in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above in the Compensation Discussion and Analysis — “Other Compensation and Benefits — Savings Programs,” and in the narrative following the 2016 Non-qualified Deferred Compensation Table.

2016 Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted under the Omnibus Plan to the Named Executive Officers in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Hamrock			360,000	900,000	1,440,000	—	—	—	—	—
	01/29/2016	01/29/2016	—	—	—	59,496	118,991	237,982	—	2,302,476
Donald E. Brown			150,000	375,000	600,000	—	—	—	—	—
	01/29/2016	01/29/2016	—	—	—	20,229	40,457	80,914		782,843
Pablo A. Vegas(5)			74,574	193,892	313,210	—	—	—	—	—
	05/03/2016	03/22/2016	—	—	—	14,063	28,126	56,252	—	602,318
	05/03/2016	03/22/2016	—	—	—	—	—	—	43,271	958,236
Jim L. Stanley			165,000	412,500	660,000	—	—	—	—	—
	01/29/2016	01/29/2016	—	—	—	24,988	49,976	99,952	—	967,036
Carrie J. Hightman			122,500	294,000	465,500	—	—	—	—	—
	01/29/2016	01/29/2016	—	—	—	17,849	35,697	71,394	—	690,737

(1)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the Cash Incentive Plan. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table. For a description of the Cash Incentive Plan, please see the Compensation Discussion and Analysis — “Annual Performance-Based Cash Incentive Plan” and “Compensation Committee Actions Related to 2016 Compensation — Annual Performance-Based Cash Incentives.”

(2)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the 2016 performance share awards. The actual number of performance shares earned is determined based on performance over the three-year period from 2016 through 2018. In order for a participant to receive shares, the Company must attain specific performance goals and the participant must satisfy the applicable service-based vesting condition. For a description, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — LTIP Awards.” If the target level of performance is met, the individual would receive 100% of the target value of the grant, as designated by the Compensation Committee. The Compensation Committee also set threshold and maximum performance goals. If the threshold performance level is not met, then the executive would not vest in any portion of the award. At the threshold performance level, the executive would receive 50% of the target value of the grant, and at the maximum performance level, the executive would receive 200% of the target value of the grant.

(3)

Represents a special equity grant of service-based restricted stock units awarded upon joining the Company on May 3, 2016, of which 21,635 units will vest on May 3, 2017, and 21,636 units will vest on May 3, 2018, provided Mr. Vegas continues to be employed by the Company on the applicable vesting date. For further information regarding these awards, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — LTIP Awards.”

(4)

Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the performance shares and restricted stock units granted in 2016, calculated based on the average market price of our common stock on the grant date and less the present value of any dividends not received during the vesting period and, in the case of the performance shares, the probable achievement level of the underlying performance goals.

(5)

Mr. Vegas joined the Company on May 3, 2016. The estimated future payouts under non-equity incentive plan awards reported in the table are based on a pro-rated salary of $298,295, calculated based on an initial base salary of $450,000 and Mr. Vegas’ service during 2016. For further information, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — Annual Performance-Based Cash Incentives.”

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers, including awards of restricted stock, restricted stock units, and performance shares.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph Hamrock	—	—	—	—	111,235	(3)	2,462,743	—	—
	—	—	—	—	75,870	(4)	1,640,286	—	—
	—	—	—	—	62,972	(5)	1,394,200	—	—
	—	—	—	—	58,858	(6)	1,303,116	—	—
	—	—	—	—	—		—	118,991(8)	2,634,461
Donald E. Brown	—	—	—	—	46,183	(5)	1,022,492	—	—
	—	—	—	—	21,042	(7)	465,870	—	—
	—	—	—	—	—		—	40,457(8)	895,718
Pablo A. Vegas	—	—	—	—	43,271	(9)	958,020	—	—
	—	—	—	—	—		—	28,126(8)	622,710
Jim L. Stanley	—	—	—	—	96,256	(3)	2,131,108	—	—
	—	—	—	—	75,870	(4)	1,274,932	—	—
	—	—	—	—	50,377	(5)	1,115,347	—	—
	—	—	—	—	11,772	(6)	260,632	—	—
	—	—	—	—	—		—	49,976(8)	1,106,469
Carrie J. Hightman	—	—	—	—	123,216	(3)	2,728,002	—	—
	—	—	—	—	81,288	(4)	1,338,186	—	—
	—	—	—	—	47,228	(5)	1,045,628	—	—
	—	—	—	—	—		—	35,697(8)	790,332

(1)

Amounts shown represent the market value of the unvested restricted stock units held by the Named Executive Officers calculated using the closing sale price of our common stock on December 30, 2016, the last trading day of fiscal 2016, which was $22.14 per share.

(2)

Amounts shown represent the market value of the unvested performance shares held by the Named Executive Officers calculated using the closing sale price of our common stock on December 30, 2016, the last trading day of fiscal 2016, which was $22.14 per share.

(3)

The awards shown represent service-based restricted stock units granted on July 13, 2015, following the conversion of the 2013 Performance Share Awards in connection with the Separation. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment, the date the executive is no longer subject to Section 162(m), or the date the restricted stock units can be paid to the executive and be deductible under Section 162(m).

(4)

The awards shown represent service-based restricted stock units granted on July 13, 2015, following the conversion of the 2014 Performance Share Awards in connection with the Separation. The vesting date for these awards was February 28, 2017. Vesting of 74,087 units for Mr. Hamrock; 57,585 units for Mr. Stanley; and 60,442 units for Ms. Hightman of this award has been delayed due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment, the date the executive is no longer subject to Section 162(m), or the date the restricted stock units can be paid to the executive and be deductible under Section 162(m).

(5)

The awards shown represent the 2015 annual long-term equity awards granted in the form of service-based restricted stock units in connection with the Separation. These units were granted on January 29, 2015, except for Mr. Brown’s award, which was granted on April 6, 2015, the date he joined the Company. These awards will vest on February 2, 2018, provided the executive continues to be employed by the Company on that date.

(6)

These awards represent service-based restricted stock units granted on July 13, 2015, in connection with the assumption of additional responsibilities. These awards vest on February 2, 2018, provided the executive continues to be employed by the Company on that date.

(7)

Represents a portion of a special equity award of service-based restricted stock units granted upon joining the Company on April 6, 2015, that will vest on April 6, 2017, provided the executive continues to be employed by the Company on that date.

(8)

The awards shown represent performance shares granted on January 29, 2016, at target levels, except for Mr. Vegas’ award, which was granted on May 3, 2016, the day he joined the Company. The number of shares that will actually vest is dependent upon the Company meeting multi-year performance measures over the 2016-2018 performance period and the executive’s continued employment through February 28, 2019. For a description of the performance measures and target number of shares, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2016 Compensation — LTIP Awards.”

(9)

Represents a special equity award of service-based restricted stock units granted upon joining the Company on May 3, 2016, of which 21,635 units will vest on May 3, 2017, and 21,636 units will vest on May 3, 2018, provided Mr. Vegas continues to be employed by the Company on the applicable vesting date.

2016 Option Exercises and Stock Vested

The following table sets forth information on the number of shares vested and the value received upon vesting during 2016 with respect to our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(5)
Joseph Hamrock	—	—	5,850(1)	125,658
Donald E. Brown	—	—	10,362(2)	242,885
Pablo A. Vegas	—	—	—	—
Jim L. Stanley	—	—	20,829(3)	447,407
Carrie J. Hightman	—	—	23,137(4)	496,983

(1)

The number of shares vested for Mr. Hamrock consists of 5,850 shares that were distributed to him from his award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2013 Performance Share Awards in connection with the Separation, which vested on February 29, 2016. Vesting of 111,235 shares of his award has been delayed in accordance with the terms of Mr. Hamrock’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable to Mr. Hamrock on the earlier to occur of: his termination of employment; the date he is no longer subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to him and be deductible under Section 162(m) of the Code.

(2)	Represents an award of service-based restricted stock units granted on April 6, 2015, of which 10,362 shares vested on April 6, 2016.

(3)

The number of shares vested for Mr. Stanley consists of 20,829 shares that were distributed to him from his award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2013 Performance Share Awards in connection with the Separation, which vested on February 29, 2016. Vesting of 96,256 shares of his award has been delayed in accordance with the terms of Mr. Stanley’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable to Mr. Stanley on the earlier to occur of: his termination of employment; the date he is no longer subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to him and be deductible under Section 162(m) of the Code.

(4)

The number of shares vested for Ms. Hightman consists of 23,137 shares that were distributed to her from her award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2013 Performance Share Awards in connection with the Separation, which vested on February 29, 2016. Vesting of 123,216 shares of her award has been delayed in accordance with the terms of Ms. Hightman’s award agreement due to the limitations on deductibility under section 162(m) of the Code. These shares become payable to Ms. Hightman on the earlier to occur of: her termination of employment; the date she is no longer subject to section 162(m) of the Code; or the date the restricted stock units can be paid to her and be deductible under section 162(m) of the Code.

(5)

Amounts shown reflect the value realized by the Named Executive Officer upon the distribution of vested stock which is computed by multiplying the number of shares that vested and were distributed by the market value of our common stock on the vesting date.

2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Joseph Hamrock(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Donald E. Brown(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Pablo A. Vegas(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Jim L. Stanley(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Carrie J. Hightman	NiSource Inc. Pension Plan	9.1	155,447
	Pension Restoration Plan	9.1	329,766

(1)

Because Messrs. Hamrock, Brown, Vegas and Stanley were hired after January 1, 2010, they are not eligible to participate in any defined benefit pension plans sponsored by the Company or its affiliates.

Tax Qualified Pension Plans.    The NiSource pension plans consist of several qualified defined benefit pension plans sponsored by the Company and its affiliates for their respective exempt salaried employees hired before January 1, 2010, including one of the Named Executive Officers. The specific defined benefit pension plan in which an employee participates generally depends upon the affiliate into which the employee was hired. Benefits under these plans are funded through and are payable from a trust fund, which consists of contributions made by the Company and the earnings of the fund.

Ms. Hightman is the only Named Executive Officer eligible to participate in one of the Company’s pension plans. Ms. Hightman participates in the NiSource Inc. Pension Plan (the “NiSource Plan”) because she was hired prior to January 1, 2010. The NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). All active exempt employees participating in the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to the current cash balance formula as of January 1, 2011. Ms. Hightman was participating in the applicable current cash balance benefit formula at the time of the 2011 conversion.

Pursuant to the 2011 conversion to the current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has a benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of the participant’s accrued FAP benefit as of the conversion date, or (b) in the case of an employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of the conversion date; plus (2) annual pay and interest credits to the cash balance account from and after the conversion date. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:

Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%

Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Sections 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including eligible Named Executive Officers, in 2016 was limited to $265,000. Interest is credited each year to the account based on the interest rate on 30-year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.

The automatic form of benefit under the cash balance feature of the NiSource Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant (unreduced for the value of the pop-up feature). Optional forms of payment are available depending on the participant’s marital status. Each optional form of benefit is defined to be the actuarial equivalent of the normal form of benefit defined in the NiSource Plan.

Under the cash balance feature of the NiSource Plan, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive it prior to the normal retirement date as provided in the NiSource Plan). Because Ms. Hightman participates in the current cash balance feature of the NiSource Plan, she is eligible to take an unreduced distribution of her cash balance account upon termination of employment regardless of age and service. As of December 31, 2016, Ms. Hightman was not eligible for early retirement (which impacts the protected benefit calculation and is generally defined as attainment of age 55 with 10 years of eligible service) under the NiSource Plan.

Assumptions.    The present value of the accumulated benefit for Ms. Hightman consists of the account balance payable under the NiSource Plan. The Company has not granted any extra years of credited service under the NiSource Plan identified above.

Non-qualified Pension Benefit Plan.    The Company also sponsors the Pension Restoration Plan (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by Sections 415 (a limitation on annual accruals and payments under a defined benefit plan of $210,000 for 2016) and 401(a)(17) (a limitation on annual compensation of $265,000 for 2016) of the Code, including any eligible Named Executive Officer. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by Sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants have the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65, subject to a six-month delay for key employees under Section 409A of the Code for payments triggered by separation from service. No plan benefits were paid to Ms. Hightman under the NiSource Pension Plan or the Pension Restoration Plan in 2016.

2016 Non-qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph Hamrock	Deferred Compensation Plan(5)	—	—	22,208	—	288,369
	Savings Restoration Plan(6)	—	41,533	8,833	—	113,971
Donald E. Brown	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	14,992	590	—	19,624
Pablo A. Vegas	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	2,406	—	—	2,406
Jim L. Stanley	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	19,221	1,660	—	70,039
Carrie J. Hightman	Deferred Compensation Plan(5)	—	—	—	—
	Savings Restoration Plan(6)	—	15,750	6,757	—	217,124

(1)

Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their bonus on a pre-tax basis. These contributions are fully vested.

(2)

The amount of Company contributions for each Named Executive Officer in this column is included in each Named Executive Officer’s compensation reported in the 2016 Summary Compensation Table—“All Other Compensation.”

(3)	The aggregate earnings in this column are not reported in the 2016 Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.

(4)

The aggregate balance includes amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years with the exception of any amounts shown for the aggregate earnings on deferred compensation.

(5)

For a description of the Deferred Compensation Plan, please see the Compensation Discussion and Analysis—“Other Compensation and Benefits—Deferred Compensation Plan” and the narrative accompanying this table.

(6)

For a description of the Savings Restoration Plan, please see the Compensation Discussion and Analysis—“Other Compensation and Benefits—Savings Programs” and the narrative accompanying this table. These contributions are fully vested.

The Company sponsors the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Participants in both plans have an unsecured contractual right to be paid the amounts due under the plans from the Company’s general assets.

Savings Restoration Plan.    The Company sponsors the Savings Restoration Plan to provide a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $53,000 for 2016) and 401(a)(17) (a limitation on annual compensation of $265,000 for 2016) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan.

The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005, (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees are subject to a six-month payment delay in accordance with Section 409A of the Code. Participants may not elect to receive early in-service distributions of Post-409A Amounts. Both Pre-409A Amounts and Post-409A Amounts may be distributed upon an unforeseeable emergency, as determined in accordance with the terms of the Savings Restoration Plan. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.

Deferred Compensation Plan.    The Company sponsors the Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the Compensation Committee, including the Named Executive Officers, are eligible to participate to allow deferral on a pre-tax basis of compensation, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31st after the date of the participant’s separation from service. This timing applies both to the Pre-409A Amounts and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Section 409A of the Code, payments generally will not be payable until six months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A Amounts and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the subsequent deferral procedures under Section 409A of the Code. Both Pre-409A Amounts and Post-409A Amounts also may be paid upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

The Company provides certain benefits to eligible employees, including the Named Executive Officers, upon certain types of terminations of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The incremental benefits that pertain to the Named Executive Officers are described below.

NiSource Executive Severance Policy.    The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. No employee is eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement or employment agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially, (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a corporate incentive plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52 weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.

Each of the Named Executive Officers are eligible to receive benefits under the NiSource Executive Severance Policy.

Change-in-Control and Termination Agreements.    As of December 31, 2016, the Company had Change-in-Control and Termination Agreements with each of the Named Executive Officers. The Company entered into these agreements based upon its belief that they are in the best interests of the stockholders, they are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by the Company for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a “double trigger”). In addition, pursuant to the terms of the Omnibus Plan, the executives’ equity awards granted after October 2015 are subject to double trigger accelerated vesting in the event of a Change-in-Control unless an acquiring company does not assume or replace such awards upon the Change-in-Control. Equity awards granted prior to October 2015 would vest immediately upon a Change-in-Control. None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control Agreements can be terminated on twelve months’ notice.

For purposes of the Change-in-Control and Termination Agreements:

“Change-in-Control”    shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of the Company immediately prior to such merger or consolidation), or (ii) a transfer of a substantial portion of the property of the Company, other than to an entity of which the Company owns at least 50% of the Voting Power; or (3) the election to the Board of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause”    shall be deemed to exist if, and only if, the Company notifies the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason”    shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or the executive’s benefits; (3) the Company changes by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control Agreement.

The Change-in-Control Agreements provide for a lump sum payment of two (three in the case of Mr. Hamrock) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The Change-in-Control Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control payments will be equal to the best “net benefit” which is equal to the greater of (i) the after-tax value of the executive’s total severance amount reduced by the 20% excise tax and other federal, state, local and other taxes and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

In addition, the Change-in-Control Agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Hamrock) following termination. In the event of a Change-in-Control, all equity awards which have been granted to each of the Named Executive Officers under the Omnibus Plan and are outstanding as of December 31, 2016, will vest only upon a termination of employment in connection with a Change-in-Control.

Potential Payments Upon Termination of Employment.    The table below represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2016.

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Joseph Hamrock
Voluntary Termination(1)	—	—	2,462,743	—	—	2,462,743
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	4,036,853	—	—	4,036,853
Death(2)	—	—	4,036,853	—	—	4,036,853
Involuntary Termination(3)	900,000	—	—	23,292	25,000	948,292
Change-in-Control(4)	5,400,000	900,000	7,011,539	76,735	25,000	13,413,274
Donald E. Brown
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	1,287,685	—	—	1,287,685
Death(2)	—	—	1,287,685	—	—	1,287,685
Involuntary Termination(3)	500,000	—	—	21,176	25,000	546,176
Change-in-Control(4)	1,750,000	375,000	2,384,080	45,400	25,000	3,888,082	(5)
Pablo A. Vegas
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	594,592	—	—	594,592
Death(2)	—	—	594,592	—	—	594,592
Involuntary Termination(3)	450,000	—		23,657	25,000	498,657
Change-in-Control(4)	1,485,000	292,500	1,580,730	50,058	25,000	2,757,254	(5)
Jim L. Stanley
Voluntary Termination(1)	—	—	2,131,108	—	—	2,131,108
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	2,791,810	—	—	2,791,810
Death(2)	—	—	2,791,810	—	—	2,791,810
Involuntary Termination(3)	550,000	—	—	14,772	25,000	589,772
Change-in-Control(4)	1,925,000	412,500	4,162,210	32,897	25,000	6,557,607
Carrie J. Hightman
Voluntary Termination(1)	—	—	2,728,002	—	—	2,728,002
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	2,614,978	—	—	2,614,978
Death(2)	—	—	2,614,978	—	—	2,614,978
Involuntary Termination(3)	490,000	—	—	15,234	25,000	530,234
Change-in-Control(4)	1,568,000	294,000	3,635,676	33,456	25,000	5,556,132

(1)

Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Non-qualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included. Upon voluntary termination on December 31, 2016, Mr. Hamrock would be eligible to receive 111,235 shares under his restricted stock unit award granted on July 13, 2015, due to conversion of his 2013 Performance Share Award in connection with the Separation; Mr. Stanley would be eligible to receive 96,256 shares under his restricted stock unit award granted on July 13, 2015, due to conversion of his 2013 Performance Share Award in connection with the Separation; and Ms. Hightman would be eligible to receive 123,216 shares under her restricted stock unit award granted on July 13, 2015, due to conversion of her 2013 Performance Share Award in connection with the Separation. These shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m) of the Code. The value of these shares was determined by multiplying the closing price of the Company’s common stock on December 31, 2016, which was $22.14 per share, by the number of shares that were subject to delayed payout.

(2)

Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements as discussed above in the Compensation Discussion and Analysis—“Compensation Committee Actions Related to 2016 Compensation—LTIP Awards.” None of the Named Executive Officers employed by the Company on December 31, 2016, were eligible for Retirement as of December 31, 2016. For each of these Named Executive Officers, the number of shares that would have vested in the event of the executive’s Disability or death is as follows: Mr. Hamrock, 182,333 shares; Mr. Brown, 58,161 shares; Mr. Vegas, 26,856 shares; Mr. Stanley, 126,098 shares; and Ms. Hightman, 118,111 shares. The value of the equity grants was determined by multiplying the closing price of the Company’s common stock on December 31, 2016, which was $22.14 per share, by the number of shares that would have vested upon the Disability or death, as applicable, of the Named Executive Officer. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code.

(3)

Amounts shown reflect payments to be made upon the involuntary termination of each Named Executive Officer eligible under the Company’s Executive Severance Policy described above. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code.

(4)

Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above which have been reduced by excise tax payments if applicable. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code or the date the shares could be paid and be deductible under Section 162(m) of the Code. As described above, the Change-in-Control Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control and Termination Agreements provide that in the event of a Change-in-Control, the executive’s total Change-in-Control will be equal to the best “net benefit” which is equal to the greater of (i) the after-tax value of the executive’s total severance amount (reduced by the 20% excise tax and other federal, state, local and other taxes) and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

(5)

In accordance with the terms of their Change-in-Control and Termination Agreements described above, the amounts shown for Messrs. Brown and Vegas reflect a benefit reduction of $691,398 and $676,023 respectively, as the reductions result in a better off after-tax position than receipt of the full benefit and payment of the excise tax. None of the other Named Executive Officers would have been in a better after-tax position as a result of a benefit reduction.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders(1)	2,858,173	—	5,765,086
Equity compensation plans not approved by security holders	—	—	—
Total	2,858,173	—	5,765,086

(1)

Plans approved by security holders include the following: the Non-Employee Director Stock Incentive Plan, approved by the stockholders on May 20, 2003 (no shares remain available for future issuance under the plan), the Omnibus Plan approved by the stockholders on May 11, 2010 (and re-approved for Code Section 162(m) purposes on May 12, 2015), and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 12, 2015. As of December 31, 2016, 4,992,782 shares remained available for issuance under the Omnibus Plan and 772,304 shares remained available for purchase under the Employee Stock Purchase Plan.

(2)

In calculating the weighted-average exercise price of outstanding options, shown in column (b), restricted stock units and performance stock units (if applicable), which can convert into shares of common stock upon vesting, are excluded. Restricted stock units and performance stock units are payable at no cost to the grantee on a one-for-one basis.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent auditor retained to audit the Company’s financial statements. The Audit Committee appointed Deloitte, 111 South Wacker Drive, Chicago, IL 60606, as the Company’s independent auditor for the year 2017. As part of its oversight of the Company’s relationship with its independent auditor and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent auditor on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of the Company’s independent auditor and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Auditor Fees.”

The Board and its Audit Committee consider Deloitte well qualified to serve as our independent auditor and believe that the continued retention of Deloitte is in the best interest of the Company and its stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent auditor and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and accordingly, there will not be any broker non-votes.

THE BOARD AND ITS AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2017.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of Messrs. Abdoo, DeVeydt, Jesanis and Kabat and Dr. Woo. Each of the members of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board in the Corporate Governance Guidelines. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board has designated Michael E. Jesanis, the Chair of the Audit Committee, as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with Deloitte, the Company’s independent auditor, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 1301, “Communications with Audit Committees”; SEC Regulation S-X Rule 2-07; PCAOB Auditing Standard No. 5 and the NYSE Listed Company Manual. The Audit Committee also has received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee has appointed Deloitte to serve as the Company’s independent auditor for the fiscal year ending December 31, 2017.

Audit Committee

Michael E. Jesanis, Chair

Richard A. Abdoo

Wayne S. DeVeydt

Kevin T. Kabat

Carolyn Y. Woo

February 21, 2017

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2015 and 2016.

	2015	2016
Audit Fees(1)	$4,433,500	$4,688,500
Audit-Related Fees(2)	2,139,156	485,971
Tax Compliance(3)	110,000	44,150
Tax Advice and Tax Planning(4)	197,232	27,312
All Other Fees(5)	222,300	24,079

(1)

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Report on Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. These fees included services provided by Deloitte in connection with the audit of NiSource’s benefit plans. In 2015, these fees also included services provided by Deloitte in connection with the Separation of Columbia Pipeline Group, Inc. and Columbia Pipeline Partners LP’s initial public offering of its outstanding limited partnership interests.

(3)	Tax Compliance — These are fees for professional services performed by Deloitte with respect to tax compliance.

(4)	Tax Advice and Tax Planning — These fees are for professional services performed by Deloitte with respect to tax advice and tax planning.

(5)	All Other Fees — These are fees for permissible work performed by Deloitte that does not fit within the above categories.

Pre-Approval Policies and Procedures.    During fiscal year 2016, the Audit Committee approved all audit, audit-related and non-audit services provided to the Company by Deloitte prior to management engaging the independent auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit-related and non-audit services proposed to be provided by our independent auditor for the fiscal year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Michael E. Jesanis) by the Vice President and Chief Accounting Officer of the Company may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit service be approved by the Pre-Approval Subcommittee that would result in the independent auditor no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm’s independence.

PROPOSAL 3 —ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, in an advisory vote, the compensation paid to the Company’s Named Executive Officers, as disclosed under the heading “Executive Compensation” above, including the “Compensation Discussion and Analysis,” commonly known as a “Say-on-Pay” proposal.

The Board encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term stockholder value by contributing to the Company’s ongoing success. All facets of our compensation program are regularly monitored by the Compensation Committee to ensure that the program is well-tailored to fulfill the Company’s compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate our commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;

•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;

•	Total compensation packages are competitive with those offered by members of the Company’s Comparative Group;

•	Perquisites are appropriately limited in number and modest in dollar value; and

•	Our compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this Proxy Statement, the Compensation Committee and the Board believe that the Company’s executive compensation program fulfills the objectives of its compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of the Company’s Named Executive Officers. Abstentions by those present or represented by proxy will have the same effect as a vote against the Say-on-Pay proposal. Brokers will not have discretionary authority to vote on the Say-on-Pay proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to the Say-on-Pay proposal above, we are asking stockholders to approve, on an advisory basis, the frequency with which the Company should ask stockholders for advisory approval of executive compensation, commonly known as a “Say-on-Frequency” proposal. You may cast a vote as to whether a Say-on-Pay vote should be held every one, two or three years, or you may abstain. Pursuant to Section 14A of the Exchange Act, this non-binding vote is held at least every six years. Because our last Say-on-Frequency vote was held at the 2011 annual meeting, we are again holding a Say-on-Frequency vote at the Annual Meeting. At our 2011 annual meeting, a majority of stockholders voting on the matter indicated a preference for holding the Say-on-Pay vote on an annual basis. Accordingly, the Board resolved that the non-binding advisory vote to approve the compensation of our Named Executive Officers would be held on an annual basis at least until the next Say-on-Frequency vote.

The Board values stockholders’ opinions and believes it would benefit from direct, timely feedback on the Company’s executive compensation program. Accordingly, after careful consideration, the Board unanimously recommends that stockholders vote for the option of “one year” to provide stockholder advisory approval of executive compensation on an annual basis.

The following resolution is submitted to stockholders for an advisory vote at the Annual Meeting:

RESOLVED, that the stockholders advise the Company to hold a stockholder vote for the advisory approval of the compensation paid to the Company’s Named Executive Officers every:

•	one year;

•	two years; or

•	three years.

As this is an advisory vote, the results will not be binding on the Company, the Board or the Compensation Committee. However, the Board will carefully consider the outcome of the vote when determining the frequency of future advisory votes to approve executive compensation.

Vote Required

The Say-on-Frequency option that receives the greatest number of votes from the stockholders will be considered the Say-on-Frequency option approved by the stockholders. Proxies submitted without direction will be voted for the “ONE YEAR” frequency. Abstentions by those present or represented by proxy and broker non-votes will not be voted with respect to the “Say-on-Frequency” proposal and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the “Say-on-Frequency” proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2018 ANNUAL MEETING

Stockholders may submit proposals appropriate for stockholder action at the 2018 annual meeting of stockholders consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of the Company’s Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in the Company’s proxy statement in connection with the 2018 Annual Meeting, we must receive your written proposal no later than December 6, 2017.

Stockholder proposals not intended to be included in the Company’s proxy statement (including director nominations) may be brought before the 2018 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 9, 2018, and no later than February 8, 2018. The notice must include all of the information required to be set forth in any such notice by our Bylaws.

Stockholders who intend to submit director nominees for inclusion in the Company’s proxy materials for the 2018 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company no earlier than November 6, 2017, and no later than December 6, 2017.

If you would like a copy of our Bylaws, please contact the Company’s Corporate Secretary at the above address or access the Company’s Bylaws filed with the SEC as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 1, 2016. Failure to comply with the Company’s Bylaw procedure and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2018 annual meeting of stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Exchange Act, we believe that all of our directors, officers and beneficial owners of more than 10% of the Company’s common stock who are required to file such reports did file all such reports on a timely basis during 2016.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2016. As of the mail date of this Proxy Statement, a copy of the Annual Report has been sent, or is concurrently being sent, to stockholders of record as of March 14, 2017. These statements and other reports filed with the SEC are available through our website at https://www.nisource.com/filings.

AVAILABILITY OF FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to the Company’s Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at https://www.nisource.com/filings.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.

You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to receive separate copies of the proxy materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.

OTHER BUSINESS

The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Samuel K. Lee

Corporate Secretary

Dated: April 5, 2017

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 8, 2017 (for registered shares) and 11:59 PM Eastern Time on May 4, 2017 (for shares held in the 401(k) Plan).

Vote by Internet
• Go to www.investorvote.com/NI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
Proposal 1 – To elect ten directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1.1 - Richard A. Abdoo	☐	☐	☐	1.2 - Peter A. Altabef	☐	☐	☐	1.3 - Aristides S. Candris	☐	☐	☐

1.4 - Wayne S. DeVeydt	☐	☐	☐	1.5 - Joseph Hamrock	☐	☐	☐	1.6 - Deborah A. Henretta	☐	☐	☐

1.7 - Michael E. Jesanis	☐	☐	☐	1.8 - Kevin T. Kabat	☐	☐	☐	1.9 - Richard L. Thompson	☐	☐	☐

1.10 - Carolyn Y. Woo	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 2 –	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor.	☐	☐	☐	Proposal 3 –	To approve named executive officer compensation on an advisory basis.	☐	☐	☐

The Board of Directors recommends a vote of “ONE YEAR” for Proposal 4.
		1 Year	2 Years	3 Years	Abstain
Proposal 4 –	To approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

∎	1 U P X

02IFIK

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2016 Annual Report to Stockholders are available at: https://www.nisource.com/filings

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NiSource Inc.

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.

for its Annual Meeting of Stockholders, to be held on May 9, 2017.

The undersigned hereby appoints Joseph Hamrock and Donald E. Brown, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Company’s Annual Meeting of Stockholders, to be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, IL 60018, on Tuesday, May 9, 2017, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted: “FOR” all of the nominees listed in Proposal 1, “FOR” ratification of the independent auditor in Proposal 2, “FOR” advisory approval of executive compensation in Proposal 3, and “ONE YEAR” for the frequency of future advisory votes on named executive officer compensation in Proposal 4.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.